UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

KB Home

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Built on Relationships®

April 17, 2025

2025 Proxy Statement

Dear fellow stockholder,

Together with the Board of Directors and the management team of KB Home, I am pleased to invite you to attend our 2025 Annual Meeting of Stockholders. The meeting will be conducted online through an audio-only webcast at 9:00 a.m. Pacific Time on Thursday, April 17, 2025.

2024 in Review

The KB Home team delivered solid financial results in 2024 – a year in which volatility from shifting mortgage rates shaped the housing market. During the year, we maintained our focus on the long term while successfully navigating short-term market conditions, guided by our commitment to serving our homebuyers, positioning the Company for future growth and enhancing long-term stockholder value.

We delivered nearly 14,200 homes in 2024, generating total revenues of roughly $7.0 billion, an 8% increase from the previous year. Our diluted earnings per share rose by 20%, to $8.45, relative to the prior year. With our healthy cash flow, we reinvested over $2.8 billion into land acquisition and development, representing a year-over-year increase of almost 60% and our highest level in nearly two decades. These investments helped increase our lot position to approximately 77,000 lots owned and controlled, supporting our plans to open a substantial number of new communities in 2025 and beyond. While we allocated a significant portion of our capital to future growth, we also returned over $420 million to our stockholders, through the repurchase of 6% of our shares that were outstanding at the start of the year, and our quarterly cash dividend, which our Board raised by 25% in April 2024. We increased our book value per share by 12%, as compared to the prior year, and expanded our return on equity by 90 basis points to 16.6%, reflecting our focus on achieving higher returns as we grow our business. Operationally, our execution was strong, as we opened 106 new communities and reduced our average build times by 28% year over year. At the same time, we achieved the highest customer satisfaction level in our Company’s history, based on buyer surveys, and maintained our position as a leader in customer satisfaction among national homebuilders based on third-party surveys.

Looking Ahead

Our Company culture is oriented around consistently striving for improvement, with a focus on doing the right things for our buyers. Through this lens, sustainability remains a priority for us, as it affects the long-term affordability of owning a home. In 2024, we reached two important milestones in energy efficiency: building our 200,000th ENERGY STAR® certified home — more than any other national homebuilder — and achieving an average national Home Energy Rating System (HERS®) Index score of 45, a goal we established in 2020 and realized one year earlier than projected. To provide context on our HERS score, the average KB home is now 55% more energy efficient than a typical resale home, helping to lower the long-term cost of homeownership for our buyers. Our Company has also taken a leadership position in water conservation and building homes that are water efficient, preparing for a future that may experience both a diminished supply of water and higher costs. Our 18th Annual Sustainability Report, the longest-running publication of its kind for a national homebuilder, is slated for publication in April, and I encourage you to read it to learn more about what we are doing to drive a more sustainable future.

Another way we are laying the groundwork for the future is by continually building our brand, ensuring it effectively communicates who we are and what we stand for in a way that is relevant to homebuyers. Our vision is to be the most customer-obsessed homebuilder in the world. It guides our decisions and shapes how we operate. It extends far beyond customer service to define an organization that places the customer at the center of everything we do. To bring this vision to life, we maintain a daily focus on our relationships — with our employees, in how they work together as a team; with our customers and how we support them through every step in the homebuying process; and with our industry and trade partners — to operate our business in a manner that will deliver long-term value to our stockholders. Every relationship matters to us, and it is truly what our Company is built on.

Well Positioned

We believe the long-term outlook for the housing market remains favorable, driven by demographics, solid employment and wage growth. Millennial and Gen Z buyers, the largest generational cohorts, continue to demonstrate a strong desire for homeownership and are contributing to an increase in household formations. Our Company is well positioned to participate in the future growth of the housing market. We intend to continue meaningfully investing in land acquisition and development, which will fuel new community openings, and executing on our Built to Order approach, which offers a differentiated product, based on choice and personalization to meet demand. We have an experienced and long-tenured management team and seasoned operators in our divisions who are highly skilled in executing our business model and navigating fluctuating market conditions. Our Company has grown into a larger and more profitable business, with strong liquidity and a healthy balance sheet that provides financial flexibility. We remain focused on expanding both our scale and returns, while we continue to return capital to stockholders, through share repurchases and our quarterly cash dividend.

Looking ahead, I am excited about the Company’s future, and the KB Home team remains committed to driving long-term stockholder value. Together with our Board of Directors, we sincerely thank you for your investment and continued support.

Sincerely,

Jeffrey T. Mezger

Chairman and Chief Executive Officer
March 7, 2025

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	1

2	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

NOTICE OF

2025 Annual Meeting of Stockholders

Date and Time Thursday, April 17, 2025 9:00 a.m., Pacific Time	Webcast Meeting Location meetnow.global/MRP2C6W	Record Date You are entitled to vote at the meeting and any adjournment or postponement of the meeting if you were a stockholder as of the close of business on February 24, 2025.

Items of Business

Proposals		Board vote recommendation	Further details
1	Elect ten directors, each for a one-year term.	FOR each director nominee	Page 14
2	Advisory vote to approve named executive officer compensation.	FOR	Page 53
3	Ratify Ernst & Young LLP’s appointment as KB Home’s independent registered public accounting firm for the fiscal year ending November 30, 2025.	FOR	Page 56

HOW TO VOTE

By web www.investorvote.com/KBH

By phone 1-800-652-VOTE (8683)

By mail Mark, sign, date and mail your proxy card or voting instruction form in the postage-paid envelope.

The accompanying Proxy Statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the meeting.

Voting

Please vote as soon as possible to ensure your shares will be represented. Holders of record may vote via the Internet, telephone or mail. Stockholders whose shares are held by an intermediate broker or financial institution, also called beneficial holders, must vote in the way their intermediary provides. Holders with a control number from our transfer agent can vote at the meeting.

Virtual Meeting Format

The meeting will be conducted online through an audio-only webcast. The accompanying Proxy Statement contains information about participating in the meeting. The meeting will have no physical location.

Annual Report

Our Annual Report on Form 10-K for the fiscal year ended November 30, 2024 (“Annual Report”), including audited financial statements, is being made available to stockholders concurrently with the accompanying Proxy Statement on or about March 7, 2025.

William A. (Tony) Richelieu
Vice President, Corporate Secretary and
Associate General Counsel
Los Angeles, California
March 7, 2025

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 17, 2025: Our Proxy Statement and Annual Report are available at www.kbhome.com/investor/proxy.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	3

2025 Annual Meeting Summary

Your Board is furnishing this Proxy Statement and a proxy/voting instruction form or Notice of Internet Availability to solicit your proxy for KB Home’s 2025 Annual Meeting of Stockholders (“Annual Meeting”). We anticipate these proxy materials will be available to stockholders, and filed with the Securities and Exchange Commission (“SEC”), on or about March 7, 2025. Below is summary information about the Annual Meeting.  Please review all the information in this Proxy Statement before voting.

Annual Meeting Information

Date & Time	Location:

Thursday, April 17, 2025 9:00 a.m., Pacific Time	Audio-only Virtual Meeting at meetnow.global/MRP2C6W

Meeting Agenda

Items of Business	Board Recommendation	Voting Standard
Election of Directors	FOR each of the ten nominees	Majority of Votes Cast
Advisory vote to approve named executive officer (“NEO”) compensation, also known as “Say-on-Pay”	FOR	Majority of Shares Present/Represented by Proxy and Entitled to Vote
Ratify Ernst & Young LLP’s appointment as KB Home’s independent registered public accounting firm (“Independent Auditor”) for the fiscal year ending November 30, 2025	FOR	Majority of Shares Present/Represented by Proxy and Entitled to Vote

Participating in the Virtual Annual Meeting

The Annual Meeting will be webcast at meetnow.global/MRP2C6W, opening at approximately 8:45 a.m., Pacific Time, on April 17, 2025. To access the audio-only meeting, vote and ask questions, you will need a valid control number from our transfer agent, Computershare. If you are a stockholder of record, you will receive your control number on the notice or proxy card Computershare distributes to you.

Questions may be submitted before or during the Annual Meeting. To submit a question in advance, visit meetnow.global/MRP2C6W before 8:59 p.m., Pacific Time, on April 16, 2025, and enter a valid control number. We will address as many stockholder questions pertinent to Annual Meeting matters or our business as time permits.  We may provide a single response to a set of substantially similar questions to avoid repetition.  Attendees are asked to help us keep the proceedings orderly by following the meeting rules of conduct posted on the meeting page.

If you are a beneficial holder, meaning an intermediate broker or financial institution holds your shares, you must register with Computershare no later than 5:00 p.m., Eastern Time, on April 14, 2025, to be able to vote and ask questions at the Annual Meeting. To register, please provide Computershare with your name, email address and proof of your KB Home stockholdings, known as a legal proxy, obtained from your broker or financial institution. Email the items to legalproxy@computershare.com (use KB Home Legal Proxy in the subject line); or by mail to: Computershare, KB Home Legal Proxy, P.O. Box 43001; Providence, RI  02940-3001. Computershare will email you a registration confirmation.

Beneficial holders who cannot obtain a legal proxy can still attend the Annual Meeting as a guest at the above-noted Internet address. However, guests cannot vote or ask questions.

4	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

2025 Annual Meeting Summary

A clear vision for the future and the values to reach it

Our vision, mission and values are key guideposts we use in operating our business every day.  They give purpose to our efforts to deliver an exceptional, personalized experience to our buyers who are making one of their most meaningful purchases — their own home, an important landmark in their life’s journey.

Our Vision	To be the most customer-obsessed homebuilder in the world.
Our Mission	Give our customers the ability to purchase a new home that reflects what they value and how they want to live, at a price they can afford.
Our Values

We make relationships the foundation for all we do.
It takes strong relationships to build a home. To build a strong relationship it takes respect, integrity, and open and honest communication. Our employees are the heart and soul of KB, and that belief in relationships defines how we behave toward each other, how we treat our customers through every step of the process, and how we work with our suppliers, trades, and municipal partners.

We build homes that make lives better.
Innovative design and quality construction standards are the cornerstones of our brand. Behind our continuous drive to build exceptional homes is a passion for the well-being of those who live in them. From architecture to construction to customer service, we care about making our buyers’ lives more comfortable, convenient and healthy. That’s how we lead the industry in customer satisfaction and strive to keep it that way.

We believe that everyone deserves a home that’s as unique as they are.
Our business model is built on a simple yet radical idea: a house becomes your home when it’s an expression of who you are. That’s why we give our customers the ability to choose — from homesite to elevation, from floor plan to design options — and a buying experience that’s personalized from end to end.

We deliver more for less.
We believe that every customer deserves a home that lives up to their dreams. That’s why it’s our shared responsibility to ensure that what we build delivers great value, so that every customer gets a home and a homebuying experience that can exceed their expectations without exceeding their budget. It’s a disciplined and responsible approach to homebuilding that’s good for our homebuyers and our business.

We strive for a better shared future.
From individuals, to families, to whole communities, our collective actions can have a beneficial impact on the world. We believe that every decision we make, from how we manage our workplace, to how we run our operations, has the potential to advance environmental, social and economic sustainability.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	5

Corporate Governance and Board Matters

Independence

■

All directors, except for our Chief Executive Officer (“CEO”), are independent.

■

The Lead Independent Director position has significant responsibilities and authority, as described below.

■

Only independent directors serve on Board committees.

■

During 2024, there were no related party transactions involving outside directors.

2024 Meetings and Attendance

■

The Board held four meetings and also acted by unanimous written consent.

■

The Audit and Compliance Committee held six meetings; the Management Development and Compensation Committee held five meetings; and the Nominating and Corporate Governance Committee held four meetings.

■

Each incumbent director standing for election attended at least 75% of his or her total Board and committee meetings.

■

We expect directors to attend our annual stockholder meetings. All directors elected to the Board at our 2024 annual meeting attended the meeting.

Accountability

■

All directors are elected on an annual basis under a majority voting standard.

■

We have one class of voting securities allowing each holder one vote for each share held, and no supermajority voting requirements (except per Delaware law, our state of incorporation).

■

We proactively engage with our stockholders year-round on our business strategy, performance and outlook.

■

Directors and senior executives are subject to significant stock ownership requirements, and they and all employees may not pledge or hedge holdings of our securities.

■

Executive officers are subject to an incentive-based compensation recovery policy, and all unvested employee equity awards require double-trigger vesting in a change in control.

Effectiveness Standards

■

Directors must retire as of the first Annual Meeting following their 75th birthday. Our directors’ average age is currently 62.

■

Non-employee directors hold an executive session without management at each regularly scheduled Board meeting.

■

Directors may not serve on more than four other public company boards or, if they are a public company chief executive officer, on more than two other public company boards. No directors are over-boarded.

■

The Board and each of its standing committees conduct an annual self-evaluation of their performance.

Additional information about our corporate governance policies, processes and procedures, and regarding related party transactions, is provided in Annex 1.

6	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance and Board Matters Board and Committee Governance Structure

Board and Committee Governance Structure

Board Leadership

Jeffrey T. Mezger Chairman of the Board and CEO

Jeffrey T. Mezger, our CEO, has served as Chairman of the Board since 2016. The non-employee directors have elected Mr. Mezger as Chairman based on their ongoing belief that with his fundamental understanding of our business model and effective operational leadership, combining the Chairman and CEO roles enhances our ability to achieve our long-term strategic and operational objectives more so than separating the roles.

Jodeen A. Kozlak Lead Independent Director

Board governance is balanced with a strong Lead Independent Director position, which is designed to maintain the Board’s independent oversight. Ms. Kozlak has served as Lead Independent Director since 2024 and will continue to do so through her current term.

Key Duties:

■
Presides at all Board meetings where the Chairman is not present and at all executive sessions and meetings of the non-employee directors, which may be called at any time and for any purpose.
■
Consults with the Chairman and the non-employee directors regarding meeting agendas and schedules, as well as the content and flow of information to the Board.
■
Provides Board leadership if there is (or there is perceived to be) a conflict of interest with respect to the role of the Chairman who is also the CEO.
■
If requested by major stockholders, being available to them for consultation and communication as appropriate.
■
Any additional duties set forth in our Corporate Governance Principles or By-Laws, or as the Board may determine from time to time.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	7

Corporate Governance and Board Matters Our Board’s Risk Oversight Role

Our Board’s Risk Oversight Role
Our Board is elected by our stockholders to oversee the management of our business and affairs and assure stockholders’ long-term interests are being served.

Board Oversight Activities

Among other specified activities, the Board as a whole, or through its standing committees, reviews assessments of and senior management’s plans with respect to significant risks we face. As described under “Commitment to Sustainability,” the Board oversees our sustainability program as part of our overall business strategy.

■
The Board has delegated oversight of certain risks to its standing committees, as described below. The committee chairs report to the Board about such delegated risks and other matters at each Board meeting.
■
The Board itself monitors significant enterprise-wide operational and financial risks to our business, and management’s strategies to address or mitigate them, through briefings our CEO, Chief Financial Officer (“CFO”) and President and Chief Operating Officer (“COO”) provide at each Board meeting and between meetings, as appropriate. The Board also receives regulatory and legal briefings from our general counsel.
■
The Board also approves land acquisitions if the purchase price or the purchase price plus expected land development exceed certain thresholds. In such cases, the proposed project, as with all our communities, will have previously been assessed through our standard local, regional and corporate review processes. There were two such land acquisition approvals in our 2024 fiscal year.

Cybersecurity and Insider Trading Risk Management
■
As discussed in the Annual Report and below, the Board through its Audit and Compliance Committee monitors cybersecurity risks and our evolving physical, electronic and other protection strategies and initiatives.
■
Our chief information officer periodically conducts a review of cybersecurity risks, including those associated with our cloud computing resources, with the Audit and Compliance Committee.
■
Our chief information officer is supported by a chief information security officer and other employees and dedicated contract personnel experienced with information technology and cybersecurity matters who are responsible for evaluating and deploying the cybersecurity measures we employ, as described in the Annual Report.
■
We have adopted an insider trading policy and procedures applicable to our and our directors’, officers’ and employees’ purchase, sale or other disposition of our securities that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and New York Stock Exchange listing standards.  This policy and procedures are set forth in our Policy on Transactions in Company Securities (“Trading Policy”), which is included as Exhibit 19.1 to the Annual Report.

8	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance and Board Matters Our Board’s Risk Oversight Role

Standing Board Committee Profiles

Audit and Compliance Committee (“Audit Committee”)	Members: ■ Dr. Thomas W. Gilligan (Chair) ■ Jose M. Barra ■ Dorene C. Dominguez	■ Kevin P. Eltife ■ Dr. Stuart A. Gabriel

Principal Responsibilities:

Oversees our corporate accounting and reporting practices and audit process, including our Independent Auditor’s qualifications, independence, retention, compensation and performance, and our compliance with legal and regulatory requirements; and may approve our incurring, guaranteeing or redeeming debt.  Four Audit Committee members, including the chair, are “audit committee financial experts” under SEC rules.

Delegated Risk Oversight:

■	Oversees management’s performance of an annual enterprise risk management assessment, which our internal audit department coordinates. This assessment identifies significant short-term (such as orders and cancellation rates), and long-term (such as land and community count growth and management, and land development activities) risks based on probability, impact and mitigating factors, which the Audit Committee reports on to the Board.
	–	The assessment follows the COSO Enterprise Risk Management Integrated Framework and is a component of how our executive team sets business strategies and objectives and manages operations. This assessment’s outcome drives our internal audit department’s activities for the subsequent 12 months, which are based on an Audit Committee-approved annual audit plan.
■	Reviews and discusses the internal audit department’s performance against the approved audit plan, along with the department’s audit findings, at quarterly meetings and on request.
■	Monitors cybersecurity risks and our evolving physical, electronic and other protection strategies and initiatives. This includes engaging in periodic reviews with management covering our cybersecurity practices and risks, with the most recent review conducted in January 2025.
■	Discusses with management our policies and processes with respect to risk assessment and risk management, and the steps management has taken to monitor, identify and address significant financial risk exposures, including, among others, any related to information technology and cybersecurity.
■	Evaluates our management of matters in which we have or may have material liability exposure, including those pertaining to environmental sustainability.
■	Receives and discusses reports from our senior finance, accounting, legal and compliance, and internal audit executives at each regular meeting on risks within their respective area of responsibility. It also conducts separate executive sessions at those meetings with each such executive and with our Independent Auditor to discuss such risks.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	9

Corporate Governance and Board Matters Our Board’s Risk Oversight Role

Management Development and Compensation Committee (“Compensation Committee”)	Members: ■ Jodeen A. Kozlak (Chair) ■ Jose M. Barra ■ Arthur R. Collins	■ James C. Weaver

Principal Responsibilities:

Evaluates and recommends our CEO’s compensation; determines compensation for the CEO’s direct reports; evaluates and recommends non-employee director compensation; and oversees our policies and programs relating to significant human resource matters, including leadership succession and continuity, non-discrimination and equal employment opportunity policies, and initiatives designed to foster the engagement and development, and to support the health and safety, of our workforce. Frederic W. Cook & Co., Inc. (“FWC”) assists the committee with executive and non-employee director compensation as its outside compensation consultant.

Delegated Risk Oversight:

■	Oversees an annual employee compensation risk assessment FWC performs together with our management that largely focuses on potential policy and program design and implementation risks.
■	Annually reviews our compliance with our equity-based award grant policy, and our human capital management and leadership succession planning (both short- and long-term) for all levels of our organization, which, among other things, assesses executive bench readiness and talent development within our workforce.
■	Reviews and, as appropriate, approves the compensation arrangements our senior human resources personnel develop.
■	Reviews and approves, and monitors compliance with, our employee compensation recovery policy.
■	Based on this oversight approach, including the results of our most recent annual employee compensation risk assessment, we do not believe that risks arising from our present employee compensation policies and programs, including those applicable to senior executives, are reasonably likely to have a material adverse effect on us.

Nominating and Corporate Governance Committee (“Nominating Committee”)	Members: ■ James C. Weaver (Chair) ■ Arthur R. Collins ■ Kevin P. Eltife	■ Dr. Thomas W. Gilligan ■ Cheryl J. Henry

Principal Responsibilities:

Oversees our corporate governance policies and practices; and as further discussed in Annex 1, reviews “related party transactions”, identifies, evaluates and recommends qualified director candidates to the Board; and administers the annual Board evaluation process.

Delegated Risk Oversight:

■	Oversees corporate governance-related risks, including assessing potential related party transactions, and evaluating the mix of director skills and experience with that of potential director candidates and the Board’s needs.
■	Reviews proposed updates to our core governance-related policies and documents based on input from management and recommends changes to the Board.
■	Monitors on an annual basis our political contributions and participation in industry trade associations.
■	Reviews and makes recommendations to the Board on the independence and the financial literacy and expertise of each director and director candidate relative to our Corporate Governance Principles and applicable laws/regulations/listing standards.

Board Committee Membership Changes

Board Committee memberships changed on April 18, 2024, as follows:

■	Melissa Lora, who served as the Compensation Committee Chair and Lead Independent Director, stepped down from the Board.
■	Brian M. Niccol, who served on the Compensation Committee, stepped down from the Board.
■	Mr. Barra joined the Compensation Committee.
■	Ms. Dominguez rotated off the Nominating Committee.

On October 10, 2024, in conjunction with her election to the Board, Ms. Henry joined the Nominating Committee.

There were no other changes to the Board Committees’ composition in 2024.

10	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance and Board Matters Board Experience and Skills

Board Experience and Skills We have a balanced and diverse Board whose members bring key skills and expertise, including those identified nearby, that enable them to oversee management’s development and execution of our strategic and operational objectives. Our financially literate and highly engaged directors have strong leadership and governance backgrounds that in combination with their academic, professional and personal experiences make them well qualified to serve.	100%	Corporate Governance

Experience with public or large private company governance.

	100%	Strategic Risk Management

Experience identifying, assessing and managing critical risks to enterprise-wide or business unit strategic plans and achieving strategic objectives.

	90%	Enterprise Leadership

Experience as a chief executive or top manager for a commercial or academic organization, including responsibility for implementing business plans and managing results.

	90%	Real Estate

Professional experience in acquiring, managing or selling real estate assets.

	80%	Finance/Investing

Professional or academic expertise or experience in preparing, auditing or evaluating financial statements, or in managing commercial investments.

	70%	Government

Experience serving as a public official or in another public position, or working with or advising on regulatory, legislative or policy matters.

	60%	Human Capital Management

Experience in talent management, professional development and/or succession planning.

	50%	Homebuilding

Experience or expertise in residential land development or home construction activities.

	40%	Retailing

Experience operating or managing retail businesses or operations similar to our design studios.

	40%	Technological Innovation

Experience with or management of technology applications, advanced products or organizations that develop them. Several directors have experience with overseeing cybersecurity practices and incident management.

	30%	Environmental

Experience or expertise with managing or advising on operational environmental matters, or possesses a relevant academic/research background.

Board Diversity Considerations
The Board considers diversity for directors and director candidates as encompassing expertise or knowledge base, educational and career history, race, ethnicity, national origin, gender, geographic residency, community or public service and/or other tangible and intangible aspects of an individual. Beyond their distinct perspectives, skills and backgrounds, 50% of our directors are women or ethnic minorities. Our Board members are situated in regional locations generally in proportion to our business.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	11

Director Compensation

The Compensation Committee periodically evaluates, with FWC’s assistance, and makes recommendations to the Board regarding compensation and benefits for non-employee directors, with attention to maintaining competitive positioning relative to peer public homebuilders and similarly situated companies. Non-employee director compensation was last adjusted in July 2019. Directors, other than Mr. Mezger, who is not paid for his Board service, are compensated as described below. We also pay directors’ travel-related expenses for Board meetings and Board activities. Our director compensation program is shown in the table below. Directors elected to the Board other than at an annual meeting receive prorated compensation.

Non-Employee Director Compensation

■	Lead Independent Director Retainer - $40,000
■	Committee Retainers:

	Chair	Member
Audit	$27,500	$12,500
Compensation	$21,000	$10,000
Nominating	$20,000	$10,000

■	Meeting Fees – $1,500 per applicable meeting

Retainers

Each director may elect to receive retainers in equal quarterly cash installments, in unrestricted shares of our common stock or in deferred common stock awards (“stock units”). Equity-based grants are made as described below.

Equity Grants

Except as noted below, each director may elect to receive their equity grant in common stock or stock units. Grants are made on election to the Board, with the rounded number of shares/units based on our common stock’s grant date closing price. Directors receive a share of our common stock for each stock unit they hold on the earlier of a change in control or leaving the Board. Directors receive cash dividends on their common stock holdings and cash dividend equivalent payments on their stock units. Stock units have no voting rights. If a director has not satisfied their stock ownership requirement (see under “Stock Ownership Requirements”), they can receive only stock units for their equity grant and must hold all shares of common stock until they satisfy the requirement or leave the Board.

Meeting Fees

Directors receive fees for each non-regularly scheduled Board or committee meeting they attend if they have also attended all the same body’s prior meetings during the applicable Director Year, which is the period between our annual meetings.

Indemnification Agreements

We have agreements with our directors, which were updated in January 2024, that provide them with indemnification and advancement of expenses to supplement what our Certificate of Incorporation and insurance policies provide, subject to certain limitations.

12	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Director Compensation Director Compensation During Fiscal Year 2024

Director Compensation During Fiscal Year 2024

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Mr. Barra	$100,000	$185,000	$1,500	$286,500
Mr. Collins	100,000	182,500	—	282,500
Ms. Dominguez	100,000	175,000	3,000	278,000
Mr. Eltife	122,500	162,500	3,000	288,000
Dr. Gabriel	112,500	162,500	1,500	276,500
Dr. Gilligan	137,500	162,500	3,000	303,000
Ms. Henry	27,500	81,250	—	108,750
Ms. Kozlak	121,000	202,500	1,500	325,000
Ms. Lora	—	—	3,000	3,000
Mr. Niccol	—	—	3,000	3,000
Mr. Weaver	130,000	162,500	—	292,500
(a)	Fees Earned or Paid in Cash. These amounts generally represent cash retainers paid to directors per their individual elections. The amount for Ms. Kozlak includes her Lead Independent Director retainer. Ms. Lora and Mr. Niccol each served during our 2024 fiscal year until they stepped down from the Board on April 18, 2024.
(b)	Stock Awards. These amounts represent the aggregate grant date fair value of the shares of our common stock or stock units granted to our directors in 2024 based on their individual elections with regard to their retainers and type of equity grant (i.e., shares or stock units). The grant date fair value of each such award is equal to the closing price of our common stock on the date of grant. All grants were made on April 18, 2024, except for Ms. Henry, who received her grant upon her being elected to the Board on October 10, 2024. The table below shows the respective grants to our directors in 2024.

Name	2024 Common Stock Grants (#)	2024 Stock Unit Grants (#)
Mr. Barra	3,061	—
Mr. Collins	3,020	—
Ms. Dominguez	2,895	—
Mr. Eltife	2,689	—
Dr. Gabriel	2,689	—
Dr. Gilligan	—	2,689
Ms. Henry	1,018	—
Ms. Kozlak	—	3,351
Mr. Weaver	—	2,689
The aggregate number of outstanding equity awards held by our non-employee directors at the end of our 2024 fiscal year are shown under “Ownership of KB Home Securities.”

(c)	All Other Compensation. These amounts are additional meetings fees paid in 2024 for Board, Compensation Committee and Nominating Committee meetings during the 2023-2024 Director Year.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	13

Election of Directors

The Board will present as nominees at the Annual Meeting, and recommends our stockholders elect to the Board, each of the individuals named below for a one-year term ending at the election of directors at our 2026 annual meeting. Other than Ms. Henry, who was elected to the Board in October 2024, each nominee is standing for re-election.  Each nominee has consented to being nominated and agreed to serve as a director if elected.

Should any of the nominees become unable to serve as a director prior to the Annual Meeting, the named proxies, unless otherwise directed, may vote for the election of another person as the Board may recommend. If the Board’s nominees below are elected at the Annual Meeting, the Board will have ten directors.

Voting Standard

To be elected, each nominee must receive a majority of votes cast (i.e., the votes cast for a nominee’s election must exceed the votes cast against their election).

FOR	Board recommendation: FOR approval of each director nominee

Majority Voting Standard

Our Corporate Governance Principles provide that a director nominee who fails to win election to the Board in an uncontested election is expected to tender his or her resignation from the Board (or to have previously submitted a conditional tender). An “uncontested election” is one in which there is no director nominee that has been nominated by a stockholder in accordance with our By-Laws. This election is an uncontested election. If an incumbent director fails to receive the required vote for election in an uncontested election, the Nominating Committee will act promptly to determine whether to accept the director’s resignation and will submit its recommendation for the Board’s consideration. The Board expects the director whose resignation is under consideration to abstain from participating in any decision on that resignation. The Nominating Committee and the Board may consider any relevant factors in deciding whether to accept a director’s resignation.

14	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Election of Directors Voting Standard

Jose M. Barra Age: 55 Director Service Since: 2023
Jose M. Barra is a business leader with 30+ years of diverse experience in retail, healthcare, and management consulting, as well as a skilled strategist with significant P&L experience who has successfully guided enterprises ranging from entrepreneurial startups to multi-billion business portfolios in Fortune 20 companies in generating profitable growth.
Mr. Barra joined The Home Depot, Inc., the world’s largest home improvement retailer, in 2017 as Senior Vice President of Merchandising Services. In this capacity, he led a team of over 26,000 associates responsible for enhancing in-store environments and executing merchandising strategies. In 2018, he was promoted to Senior Vice President of Merchandising Décor, where he oversaw the strategic direction and financial performance of key product categories, including flooring, paint, kitchen, bath, appliances, lighting, and window coverings, through October 2024.
Before joining Home Depot, Mr. Barra served as an Executive Vice President of Optum Inc., a diversified health and well-being company and subsidiary of UnitedHealth Group Incorporated, a managed healthcare and insurance company. Prior to that, he served as Executive Vice President of merchandising, essentials and hardlines at Target Corporation, one of the largest retailers in the U.S., where he was responsible for the strategic direction and financial performance of 10 divisions that generated more than 60% of total company revenues. Earlier in his career, Mr. Barra also held positions with McKinsey & Company and served as managing director of the real estate and new business development arm of the largest retail conglomerate in Ecuador.
In addition to his proven leadership skills, Mr. Barra is a highly respected retail executive who brings significant experience, expertise and insight into home design, the customer experience and consumer trends, and a presence in the Southeast United States, a significant region for KB Home.
Public Company Directorships:
■
KB Home
Other Professional Experience:
■
Board Member, The Home Depot Foundation (2022 – 2024)
■
Senior Vice President, Merchandising Décor, The Home Depot, Inc. (2018-2024)
■
Senior Vice President, Merchandising Services, The Home Depot, Inc. (2017 – 2018)
■
Executive Vice President and Chief Executive Officer Consumer Solutions Group, Optum, UnitedHealth Group Incorporated (2016 – 2017; Executive Vice President, 2015 – 2016)
■
Executive Vice President, Merchandising, Target Corporation (2014 – 2015)

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	15

Election of Directors Voting Standard

Arthur R. Collins Founder and Chairman, theGROUP Age: 64 Director Service Since: 2020
Arthur R. Collins is the founder and Chairman of theGROUP, a strategy, policy and communications firm. Prior to founding theGROUP in 2011, Mr. Collins was Chairman and CEO of Public Private Partnership, Inc., which he established in 1989. Mr. Collins has deep experience advising corporate, governmental, nonprofit and political organizations across a broad range of matters, including national security, energy, healthcare, agriculture, information technology, transportation, manufacturing and financial services. He also has a substantial presence in Washington, D.C. and the Southeast United States, where we have significant business operations.
Public Company Directorships:
■
KB Home
■
Aflac Incorporated
■
RLJ Lodging Trust
Other Professional Experience:
■
Member, Ford’s Theatre Board of Trustees (2022 – Present)
■
Member, Smithsonian National Museum of Asian Art Board of Trustees (2022 – Present)
■
Chairman, Morehouse School of Medicine Board of Trustees (2008 – Present)
■
Vice Chair, Brookings Institution Board of Trustees (2014 – 2023)
■
Member, Meridian International Center Board of Trustees (2011 – 2017)
■
Chairman, Florida A&M University Board of Trustees (2001 – 2003)

Dorene C. Dominguez Chairwoman and Chief Executive Officer, Vanir Group of Companies, Inc Age: 62 Director Service Since: 2017
Dorene C. Dominguez has served since 2004 as Chairwoman and Chief Executive Officer of the Vanir Group of Companies, Inc. and its subsidiaries Vanir Construction Management, Inc. and Vanir Development Company, Inc., which provide a wide range of program, project and construction management services for clients in the healthcare, education, justice, water/wastewater, public buildings, transportation and energy markets throughout the United States. Ms. Dominguez also serves as Chair of The Dominguez Dream, a nonprofit organization that provides academic enrichment programs in math, science, language arts and engineering to elementary schools in underserved communities. Ms. Dominguez has extensive experience in executive management, finance, and civic engagement, as well as significant expertise in project and asset management and real estate development. She also has a substantial presence and is well regarded in California, an important market for us.
Public Company Directorships:
■
KB Home
■
Douglas Emmett, Inc.
■
CIT Group (2017 – 2022)
Other Professional Experience:
■
Advisory Board Member, Aspen Institute Latinos and Society (AILAS) Program (2020 – Present)
■
Hesburgh Trustee, University of Notre Dame (2024 – Present)
■
Board of Trustees Member, University of Notre Dame (2018 – 2024)
■
Board Member, Pride Industries, nonprofit employer of individuals with disabilities (2009 – 2023)
■
Board Member, CIT Bank, N.A. (2017 – 2022)
■
Member, The Coca-Cola Company Hispanic Advisory Council (2016 – 2022)

16	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Election of Directors Voting Standard

Kevin P. Eltife Founder and Owner, Eltife Properties, Ltd. Age: 65 Director Service Since: 2020
Kevin P. Eltife has been the founder and owner of Eltife Properties, Ltd., a commercial real estate investment firm, since 1996. He also has served since 2018 as the Chairman of The University of Texas System Board of Regents, following his initial appointment to that board in 2017. Previously, Mr. Eltife served as a Texas State Senator and as the Mayor of Tyler, Texas. Mr. Eltife has significant expertise in overseeing sophisticated real estate development projects, a strong background in executive leadership and governance, and considerable policymaking and civic engagement experience. In addition, he is highly regarded in Texas, which is a key market for us.
Public Company Directorships:
■
KB Home
Other Professional Experience:
■
Chairman, The University of Texas System Board of Regents (2018 – Present; Member 2017 – Present)
■
Director, Citizens 1st Bank (2002 – Present)
■
Texas State Senator (2004-2016; President pro tempore, 2015 – 2016)
■
Mayor, Tyler, Texas (1996 – 2002)

Dr. Stuart A. Gabriel
Director, Richard S. Ziman Center for Real Estate
at UCLA
Distinguished Professor of Finance and Arden Realty Chair, UCLA Anderson
School of Management
Age: 71
Director Service Since:
2016

Dr. Gabriel has been since 2007 the Director of the Richard S. Ziman Center for Real Estate at UCLA, and is Distinguished Professor of Finance and Arden Realty Chair at the UCLA Anderson School of Management. With Dr. Gabriel’s significant professional experience in and distinguished study of macroeconomics and real estate, mortgage and finance markets, he has considerable knowledge and insight with respect to the economic, regulatory and financial drivers that affect housing and homebuilding at local, regional and national levels. In addition, with more than two decades of service in leadership roles at two of the most preeminent academic institutions in the country — UCLA and USC — he has substantial management and administrative expertise and is highly respected for his perspective on housing and land use matters in California, an important market for us, and nationally.
Company Directorships:
■
KB Home
■
KBS Real Estate Investment Trust III, Inc.
■
KBS Real Estate Investment Trust II, Inc. (2007 – 2023)
■
KBS Real Estate Investment Trust, Inc. (2005 – 2018)
Other Professional Experience:
■
Director and Lusk Chair, USC Lusk Center for Real Estate (1997 – 2007)
■
Associate Professor/Professor, Finance and Business Economics, USC Marshall School of Business (1990 – 1997)
■
Economics Staff Member, Federal Reserve Board (1986 – 1990)

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	17

Election of Directors Voting Standard

Dr. Thomas W. Gilligan Emeritus Director and Senior Fellow at the Hoover Institution on War, Revolution, and Peace Age: 70 Director Service Since: 2012
Dr. Gilligan is an Emeritus Director and Senior Fellow at the Hoover Institution on War, Revolution, and Peace at Stanford University. From September 2015 until September 2020, Dr. Gilligan served as the Tad and Dianne Taube Director of the Hoover Institution, which is a public policy research center devoted to the advanced study of economics, politics, history, political economy, and international affairs. Dr. Gilligan has broad knowledge of and significant academic credentials in the fields of finance, economics, and business administration. He also brings extensive leadership skills and experience from his many years of service as a dean at two of the premier post-graduate business schools in the country and his immediate past position as the head of a prominent public policy institution. In addition, he is well known and highly regarded, professionally and personally, in both Texas and California, which are key markets for us.
Public Company Directorships:
■
KB Home
■
Southwest Airlines (2015 – 2024)
Other Professional Experience:
■
Dean, McCombs School of Business (2008 – 2015)
■
Interim Dean, USC Marshall School of Business (2006 – 2007; Professor 1987 – 2006)
■
Assistant Professor, California Institute of Technology (1984 – 1987)
■
Staff Economist, White House Council of Economic Advisors (1983 - 1984)

Cheryl J. Henry Former President, Chief Executive Officer, and Chairwoman, Ruth’s Hospitality Group, Inc. Age: 51 Director Service Since: 2024
Ms. Henry is the former President, Chief Executive Officer, and Chairwoman of Ruth’s Hospitality Group, Inc., a fine-dining restaurant company operating over 150 Ruth’s Chris Steak House restaurants worldwide. A seasoned restaurant and public company executive with extensive operational leadership experience, Ms. Henry served in numerous senior leadership roles at Ruth’s Chris, including Chief Operating Officer, Senior Vice President and Chief Branding Officer, and Chief Business Development Officer, before she assumed the role of CEO in 2018. Prior to joining Ruth’s Chris in June 2007, Ms. Henry served as Chief of Staff for the Mayor of Orlando. In addition to her extensive executive leadership skills, Ms. Henry has experience in strategic planning, operations, real estate development, marketing, and consumer branding and franchising. She is also well known in the Southeast United States, which is an important region for KB Home.
Public Company Directorships:
■
Cracker Barrel Old Country Store, Inc.
Other Professional Experience:
■
President, Chief Executive Officer, and Chairwoman, Ruth’s Hospitality Group, Inc. (2021 – 2023)
■
President, Chief Executive Officer, and Director, Ruth’s Hospitality Group, Inc. (2018 – 2021)

18	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Election of Directors Voting Standard

Jodeen A. Kozlak Founder and CEO, Kozlak Capital Partners, LLC Age: 61 Director Service Since: 2021
Jodeen A. Kozlak is the founder and CEO of Kozlak Capital Partners, LLC, a private consulting firm. Ms. Kozlak previously served as the Global Senior Vice President of Human Resources of Alibaba Group, a multinational conglomerate. Ms. Kozlak also previously served as the Executive Vice President and Chief Human Resources Officer of Target Corporation, one of the largest retailers in the U.S., and held other senior roles in her 15-year career at the company. Prior to joining Target, Ms. Kozlak was a partner in a private law practice. Ms. Kozlak has significant experience and insight into human capital management, talent development and executive compensation across a variety of organizational structures, as well as a strong background in executive leadership. In addition, she is well known and highly respected in California, which is a key market for us.
Public Company Directorships:
■
KB Home
■
C.H. Robinson Worldwide, Inc.
■
MGIC investment Corporation
■
Leslie’s, Inc. (2020 – 2023)
Other Professional Experience:
■
Global Senior Vice President of Human Resources of Alibaba Group (2016 – 2017)
■
Executive Vice President and Chief Human Resources Officer of Target Corporation (2007 – 2016)

Jeffrey T. Mezger Chairman and Chief Executive Officer, KB Home Age: 69 Director Service Since: 2006
Jeffrey T. Mezger, our Chief Executive Officer, served as our President and Chief Executive Officer from November 2006 to February 2024, and was elected Chairman of the Board in 2016. Previously, Mr. Mezger served as our Executive Vice President and Chief Operating Officer, a position he assumed in 1999. From 1995 until 1999, Mr. Mezger held a number of executive posts in our southwest region, including Division President, Arizona Division, and Senior Vice President and Regional General Manager over Arizona and Nevada. Mr. Mezger joined us in 1993 as president of the Antelope Valley Division in Southern California. In 2012, Mr. Mezger was inducted into the California Homebuilding Foundation Hall of Fame. As our CEO, Mr. Mezger has demonstrated consistently strong operational leadership, and ownership of our business strategy and its results. He has also established himself as a leading voice in the industry through his over 40 years of experience in the public company homebuilding sector.
Public Company Directorships:
■
KB Home
Other Professional Experience:
■
Policy Advisory Board Member, Fisher Center for Real Estate and Urban Economics at UC Berkeley Haas School of Business (2010 – present)
■
Policy Advisory Board Member, Harvard Joint Center for Housing Studies (2004 – present; Board Chair 2015 – 2016)
■
Founding Chairman, Leading Builders of America (2009-2013; Executive Committee member until 2016)
■
Executive Board Member, USC Lusk Center for Real Estate (2000 – 2018)

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	19

Election of Directors Voting Standard

James C. Weaver Chief Executive Officer and Chairman, CW Interests, LLC Age: 49 Director Service Since: 2017
James C. “Rad” Weaver is CEO and Chairman of CW Interests, LLC, an investment management firm in San Antonio, Texas. He oversees the implementation of the company’s investment strategies, including management of direct investments in private operating businesses. Mr. Weaver is the former CEO of McCombs Partners. He also serves as a director of several private companies including Cox Enterprises, Inc., where he serves as chairman of the board’s investment committee; Circuit of the Americas; Jonah Energy, where he serves as board chairman; and Milestone Brands. In 2017, he was appointed to the University of Texas System Board of Regents. Mr. Weaver has considerable experience in executive leadership, business strategy and execution, financial planning and analysis, and asset/investment management across a broad range of industries along with critical insight on governance and economic and regulatory policymaking. In addition, with his professional achievements and significant community involvement, he has a substantial presence and is well regarded in Texas, a core market for us.
Public Company Directorships:
■
KB Home
Other Professional Experience:
■
Board Member, The University of Texas/Texas A&M Investment Management Company (Chairman 2022 – Present; Vice Chair 2017 – 2022)
■
Vice Chairman, The University of Texas System Board of Regents (2023 – Present; Member 2017 – 2023)
■
Member, The McCombs School of Business Advisory Council (2014 – Present)
■
San Antonio Chamber of Commerce Board of Directors (Member 2014 – 2017; Chairman 2016 – 2017)
■
McCombs Partners (2000-2020; Chief Executive Officer 2006 – 2020)

20	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Ownership of KB Home Securities

The table below shows the amount and nature of our non-employee directors’ and NEOs’ respective beneficial ownership of our common stock as of February 24, 2025. Except as otherwise indicated below, the beneficial ownership is direct and each owner has sole voting and investment power with respect to the reported securities holdings.

Non-Employee Directors	Total Ownership(a)	Stock Options(b)
Jose M. Barra	6,987	—
Arthur R. Collins	12,118	—
Dorene C. Dominguez	24,162	—
Kevin P. Eltife	17,287	—
Dr. Stuart A. Gabriel	37,981	—
Dr. Thomas W. Gilligan	48,217	—
Cheryl J. Henry	1,018	—
Jodeen A. Kozlak	23,004	—
James C. Weaver	41,974	—
Named Executive Officers
Jeffrey T. Mezger	2,042,726	274,952
Jeff J. Kaminski	93,511	27,486
Robert V. McGibney	112,966	34,621
Albert Z. Praw	124,346	—
Brian J. Woram	195,098	—
All Directors and Executive Officers as a Group (14 people)	2,781,395	337,059
(a)	The total ownership amount includes the stock option holdings shown on the table. No non-employee director or NEO owns more than 1% of our outstanding common stock, except for Mr. Mezger, who owns 2.9%. All non-employee directors and executive officers as a group own 3.9% of our outstanding common stock. The total ownership amount reported for each non-employee director includes all equity-based compensation awarded to them for their service on the Board, encompassing shares of common stock and stock units. Included in Messrs. Mezger’s and Woram’s reported total ownership are 60,631 and 3,245 time-vesting restricted shares of our common stock, respectively. Dr. Gabriel and Messrs. Kaminski and Praw each hold their respective vested shares of our common stock in family trusts over which they have shared voting and investment control with their respective spouses.
(b)	The reported stock option amounts are the shares of our common stock that can be acquired within 60 days of February 24, 2025. We have not granted stock options as an element of director and employee compensation since 2016.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	21

Ownership of KB Home Securities

The following table shows the ownership of each stockholder known to us to beneficially own more than five percent of our common stock. The below share ownership information (including footnotes) is based solely on the stockholders’ respective most recent filings with the SEC reporting such ownership, which were as of December 31, 2024 and January 31, 2025, as applicable. The percentage figures below are based on the number of shares of our outstanding common stock stated under “Annual Meeting Voting Matters and Other Information,” and have been rounded.

Stockholder(a)	Total Ownership	Percent of Class
BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	10,694,328	15.0%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	7,784,840	11.0%
FMR LLC 245 Summer Street, Boston, MA 02210	5,007,432	7.0%
(a)	The stockholders’ respective voting and dispositive power with respect to their reported ownership is presented below.

	Blackrock, Inc.(1)	The Vanguard Group, Inc.(2)	FMR LLC(3)
Sole voting power	10,459,742	—	5,001,948
Shared voting power	—	62,247	—
Sole dispositive power	10,694,328	7,638,638	5,007,432
Shared dispositive power	—	146,202	—

(1)	Blackrock, Inc. is a parent holding company. A BlackRock, Inc. subsidiary, BlackRock Fund Advisors, beneficially owned five percent or more of Blackrock, Inc.’s reported total beneficial ownership.
(2)	The Vanguard Group, Inc. is an investment adviser to various investment companies.
(3)	FMR LLC is a parent holding company. A wholly-owned FMR LLC subsidiary, Fidelity Management & Research Company, an investment adviser to various investment companies (“Fidelity Funds”), beneficially owned five percent or more of FMR LLC’s reported total beneficial ownership and votes the shares of our common stock held by the Fidelity Funds.

Stock Ownership Requirements

Our non-employee directors and senior executives are subject to stock ownership requirements to better align their interests with those of our stockholders. Our Corporate Governance Principles require each of our non-employee directors to own at least five times the Board retainer (which currently equates to $500,000) in value of our common stock or common stock equivalents by the fifth anniversary of joining the Board. The executive stock ownership policy requires applicable senior executives, including our NEOs, to own a certain number of shares within a specified period. The policy is discussed under “Equity Stock Ownership Policy.” Each of our non-employee directors and NEOs is in compliance with their respective policy requirements.

22	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Compensation Discussion and Analysis

This compensation discussion and analysis describes our executive compensation programs and compensation decisions in 2024 for our NEOs, who are listed below.  While Mr. Kaminski served in his position throughout our 2024 fiscal year, he retired as our Executive Vice President and Chief Financial Officer effective early 2025.

Jeffrey T. Mezger Chief Executive Officer	Albert Z. Praw Executive Vice President, Real Estate and Business Development

Jeff J. Kaminski Executive Vice President and Chief Financial Officer	Brian J. Woram Executive Vice President and General Counsel

Robert V. McGibney President and Chief Operating Officer

Financial Performance and Compensation Highlights

In 2024, we generated healthy financial and operational results amid ongoing mortgage interest rate headwinds, as discussed in the Annual Report and summarized below, while also positioning our business for future growth. We expanded our scale, with our ending community count up 7% year over year, driven by both our investing more than $2.8 billion in land acquisition and development during 2024, as well as our land-related investments in prior years. Through share repurchases and quarterly cash dividends, we returned more than $420 million to our stockholders.  We delivered nearly 14,200 homes, outperforming our initial projection of roughly 13,600 homes. In addition, we continued to build our brand and advance our industry leadership in sustainability, receiving broad recognition for our accomplishments and contributions, including those made in the wider communities in which we operate.

Annual Achievements

We produced a one-year total stockholder return of approximately 61%, at the 75th percentile of our peer group, and strong results across several key measures during 2024.

■	Revenues totaled $6.93 billion, up 8%.
■	Pretax income increased to $850.9 million, up 10%.
■	Net income rose to $655.0 million from $590.2 million, an 11% increase.
■	Diluted earnings per share increased 20% to $8.45, driven by higher net income and the favorable impact of our common stock repurchases.
■	Return on equity increased 90 basis points to 16.6%.
■	Debt to capital ratio improved by 130 basis points to 29.4%.
■	In April 2024, the Board increased our quarterly cash dividend by 25% to $.25 per share.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	23

Compensation Discussion and Analysis Financial Performance and Compensation Highlights

Long-Term Growth

Over the five-year period from 2019 to 2024, we generated significant improvements in the financial metrics identified below.

■	Total revenues rose from $4.55 billion to $6.93 billion, a 52% increase.
■	Pretax income grew from $348.2 million to $850.9 million, up 144%.
■	Net income increased from $268.8 million to $655.0 million, also a 144% improvement.
■	Diluted earnings per share rose from $2.85 to $8.45, up 196%.
■	Book value per share improved 112%, from $26.60 to $56.27, reflecting the impact of our common stock repurchases.
■	Debt to capital ratio improved significantly from 42.3% to 29.4%.

In particular, we achieved strong total revenues, net income, and diluted earnings per share results, as well as improvement in book value per share, over the period illustrated in the charts below.

Total Revenues ($ in millions)	Net Income ($ in millions)

$7,500
$7,000
$6,500
$6,000
$5,500
$5,000
$4,500
$4,000
$3,500
$3,000
$4,183.2
$5,724.9
$6,903.8
$6,410.6
$6,930.1
2020
2021
2022
2023
2024

$900
$800
$700
$600
$500
$400
$300
$200
$296.2
$564.7
$816.7
$590.2
$655.0
2020
2021
2022
2023
2024

Diluted Earnings Per Share	Book Value Per Share

$60
$55
$50
$45
$40
$35
$30
$25
$29.09
$34.23
$43.59
$50.22
$56.27
2020
2021
2022
2023
2024

24	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Compensation Discussion and Analysis Pay For Performance — 2024 Fiscal Year CEO Compensation

Recent Recognition

We have been recognized by the following prominent organizations, among others, for our sustainability and human capital initiatives and practices:

■	Forbes’ 2024 list of America’s Best Midsize Employers, including being among the top 20% of recognized companies in 2024.
■	Newsweek’s 2024 list of America’s Most Trustworthy Companies, which is a recognition based on three main public pillars: customer trust, investor trust and employee trust.
■	Time Magazine’s 2024 America’s Best Midsized Companies, the only national homebuilder to receive this distinction on this inaugural list, which evaluates employee satisfaction, revenue growth and sustainability transparency.
■	Newsweek’s 2025 list of America’s Most Responsible Companies, the only homebuilder to make this distinguished list five years in a row, recognizing us for demonstrating leading sustainability and governance practices.
■	USA TODAY’s 2024 list of America’s Climate Leaders, the highest-ranked homebuilder listed and ranked in the top five percent of all listed companies, in consideration of our annualized reductions in emission intensity and carbon disclosure rating.

Pay For Performance — 2024 Fiscal Year CEO Compensation

■	Approximately 93% of our CEO’s 2024 total direct compensation (i.e., value of base salary and annual incentive award, and target value of long-term incentive award), was performance-based. His base salary has remained the same since 2017.
■	While we achieved strong financial and operational performance in 2024, to better balance his cash and equity incentives, and enhance both retention and stockholder value creation, our CEO’s total annual incentive payout was approximately $1.16 million, or 13%, lower than the prior year, with a portion paid in three-year, ratable time-vesting restricted stock in lieu of cash. The $6.3 million portion paid in cash was nearly $1.0 million lower than the prior year, and the $1.5 million restricted stock portion was also less than last year.
■	Our CEO’s long-term incentive award granted in October 2024 was, as in prior years, solely performance-based restricted stock units (“PSUs”), with the target award grant value increased from the prior year consistent with a shift in emphasis toward equity incentives, and reflecting peer group and general market data. This award will not fully vest until after our 2027 fiscal year concludes.
■	Our CEO earned his long-term incentive award at 180% of target (as discussed under “2021 PSU Awards”), reflecting our strong performance on the three applicable measures over the performance period that ran from December 1, 2021 to November 30, 2024.
■	Taken together, overall CEO total direct compensation was up a modest 3.4% over the prior year.

The table below compares our CEO’s total direct compensation for 2024 and 2023.

Total Direct Compensation*	2024	2023	Change
Base Salary	$1,150,000	$1,150,000	$—
Annual Incentive Plan Compensation(a)	7,795,702	8,958,644	(1,162,942)
Long-Term Incentive Awards(b)	7,199,979	5,500,020	1,699,959
TOTAL	$16,145,681	$15,608,664	$537,017
*	This table does not include certain amounts that are reported in the Summary Compensation Table. It excludes the change in our CEO’s pension value, a required reporting item that represents only the actuarial change in our CEO’s pension benefits based on interest rate fluctuations. It does not reflect any new benefits, cash or other compensation granted to or received by our CEO. This benefit has been frozen with no additional benefit accruals since 2004 (other than the same cost-of-living adjustments applied to federal social security benefits). Additionally, this table excludes amounts in the “All Other Compensation” category, which represents less than one-half of 1% of our CEO’s total annual compensation as reported in the Summary Compensation Table.
(a)	Reflects our CEO’s entire annual incentive for each year, including both the portion paid out in cash and the portion paid out in time-vesting restricted stock in lieu of cash.
(b)	Reflects the target value of our CEO’s long-term incentive award grants for each year, consisting solely of PSUs.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	25

Compensation Discussion and Analysis Engaging With Our Stockholders

Engaging With Our Stockholders
Direct engagement with our stockholders is an integral part of managing our business to drive long-term value and aligns with our core value of building strong and collaborative relationships.

Why We Engage

To Interact:	To Inform:	To Improve:
We seek to understand the issues that are important to our stockholders through an ongoing, two-way dialogue in which we can respectfully discuss their priorities.	We are committed to providing transparency into our strategy, performance, outlook and sustainability-related practices.	We use feedback from stockholders to enhance our public disclosures and consider it in our decision-making.

How We Engage

We conduct extensive stockholder outreach throughout the year, typically engaging with the investment management teams of our largest stockholders, as well as their governance representatives. Our stockholder conversations involve our senior management, investor relations, human resources and legal executives. Matters raised in these engagements are actively discussed with directors as relevant.

In 2024, we continued our longstanding practice of reaching out to our stockholders, including  each of our 25 largest stockholders, in advance of our annual meeting and engaged with holders representing over 50% of our outstanding shares through written communications, phone calls and virtual meetings. We conducted additional proactive outreach with some of our largest stockholders throughout the balance of the year. During the course of these meetings, we discussed and received constructive feedback on a broad range of topics, including our company strategy and performance, executive compensation, board tenure and composition, environmental and social sustainability initiatives and governance matters.

We also provide stockholders with opportunities throughout the year to engage with us. We participate in formal events, including sell-side analyst hosted conferences, non-deal roadshows, and investor visits to our communities. In addition, we speak with stockholders more informally during the year, particularly following the announcement of our quarterly earnings results.

Actions Taken Following Stockholder Engagements

We value our stockholders’ opinions and are responsive to them. At our 2024 annual meeting, stockholder support for our proposal on NEO compensation was 81%, an improvement from the prior year. The feedback we have received in the past few years through our stockholder engagement efforts shaped the following changes in our executive compensation programs, which we believe have helped strengthen the connection between our performance and executive compensation, as shown in the prior section:

■	Developed with the Compensation Committee and FWC a structured scorecard methodology to guide annual incentive payout determinations.
■	Implemented a limit on the cash payouts for annual incentives to our NEOs.
■	Further reduced the cash payout of the CEO’s annual incentive by allocating a higher portion of his total annual incentive to time-vesting equity in lieu of cash to balance his cash and equity compensation and enhance alignment with stockholder value creation.
■	The CEO’s non-equity incentive payout has been reduced each year since 2021 despite strong company and individual performance, with more emphasis placed on time- and performance-vesting equity awards that align the CEO’s interests with those of our stockholders.

26	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Compensation Discussion and Analysis Engaging With Our Stockholders

The adjustments to our executive compensation programs complemented the following elements, which we have maintained for several years:

Compensation Governance
What We Do	What We Don’t Do
Engage with and consider stockholder input in designing our executive pay programs.	No re-pricing or cash-out of underwater stock options without stockholder approval.
Link one- and three-year NEO incentive pay to objective, pre-set, financial performance goals.	We prohibit our employees and non-employee directors from hedging or pledging their holdings of our securities.
Solely utilize PSUs for our NEOs’ regular long-term incentive grants, and subject NEOs to robust stock ownership requirements.	No new executive officer severance arrangements above a certain amount without stockholder approval (see under “Severance Arrangements”).
Employee equity awards are subject to double-trigger vesting in a change in control.	No new excise tax “gross-ups” for any officer or employee.
Maintain an incentive-based compensation recovery (a/k/a “clawback”) policy that is consistent with NYSE rules.	No payments of dividends or dividend equivalents on performance-based equity awards before they vest.
Perform, under Compensation Committee oversight, annual risk assessments to determine that our employee compensation policies and programs are not likely to have a material adverse effect on us.	Avoid excessive perquisites. Perquisites are generally limited to market-competitive medical benefits and the opportunity to participate in a deferred compensation plan.
Engage, at the sole direction of the Compensation Committee, an independent compensation consultant.
Consider our sustainability-related programs’ progress in annual incentive plan performance assessments.
Maintain a relevant industry peer group.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	27

Compensation Discussion and Analysis Pay Program Overview

Pay Program Overview

The table below sets forth the components of, and rationale for, each element of our executive compensation program.

Compensation Type	Description	Rationale
Base Salary	■ Fixed compensation delivered in cash on a semi-monthly basis.	■ A market-aligned component of the overall pay package to provide a baseline level of pay; key to attracting and retaining highly qualified executives.
Annual Incentive Program
■

Our NEOs’ 2024 annual incentives were performance-based and formula-driven, focused on pretax income and asset efficiency measures, with final determinations based on a structured incentive compensation scorecard.

■

The 2024 annual incentives had cash payout limits, with the balance of any earned award paid out in time-vesting restricted stock.

■ Motivates achievement of core strategic short-term financial results with additional emphasis on attaining specified key leadership, strategic planning and execution objectives.
Long-Term Incentive Program
■

PSUs constituted all awards for our NEOs’ regular long-term incentive grants, similar to our 2018-2023 grants.

■

2024 grants have three separate three-year performance measures: cumulative adjusted earnings per share, average adjusted return on invested capital, and revenue growth versus our peer group.

■

Focuses executives on achievement of long-term results and encourages retention.

■

Establishes strong alignment with long-term stockholder interests through performance-based payouts in shares of our common stock.

Retirement Programs and Perquisites
■

A 401(k) plan in which all eligible employees may participate; market-competitive medical, dental and vision benefits; and opportunity to participate in a deferred compensation plan.

■

Legacy executive retirement and death benefit plans have been closed to new participants for over 19 years.

■ Programs are aligned with market practices. ■ Focuses executives on earning rewards through performance pay elements, not as entitlements.

As outlined above, we place a significant emphasis on at-risk, performance-based pay. As shown below, in 2024, approximately 93% of our CEO’s total direct compensation consisted of performance-based and/or at-risk vehicles. For our other NEOs, such vehicles, on average, approximated 80% of their total direct compensation. The long-term incentives identified below consist of PSUs and any time-vesting restricted stock paid in conjunction with annual incentives.

2024 CEO Compensation Mix	2024 Other NEO Compensation Mix

7%
Base Salary
54%
Long-Term
Incentives
CEO
39%
Annual
Incentives

24%
Long-Term Incentives
20%
Base Salary
NEO
56%
Annual Incentives

28	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Compensation Discussion and Analysis NEO Compensation Components

NEO Compensation Components

Base Salaries

The Compensation Committee annually reviews and approves our CEO’s and our other NEOs’ base salaries. The Compensation Committee approves NEO base salaries after considering several factors, including an NEO’s experience, specific responsibilities, capabilities, individual performance and expected future contributions; our current and expected financial and operational results; and market pay levels and trends to ensure competitiveness.

In July 2024, based on an evaluation of these factors, our business trajectory and challenges, and our CEO’s recommendations, the Compensation Committee approved base salary increases for each NEO other than our CEO, who last received an increase in 2017, which was his only increase since 2007, and for Mr. McGibney, who received a base salary increase in conjunction with his promotion to President and Chief Operating Officer in February 2024.

2024 Annual Incentives

Our CEO’s performance-driven annual incentive award payout of $7.80 million was determined pursuant to a largely formula-based plan. Our CEO’s total award decreased approximately $1.16 million, or 13.0%, from the prior year. The cash portion of this award was $6.30 million, approximately $984,000 less than the prior year. The remaining portion of the CEO’s award was paid out in time-vesting restricted stock in lieu of cash. The restricted stock vests ratably over the next three years, which, along with the performance-based long-term incentive awards described below, further aligns our CEO’s compensation with stockholder value creation.

Our annual incentive program is designed to drive performance within a single fiscal year period, with pay outcomes tied to our performance on total adjusted pretax income (“API”). The program is based on two components. First, threshold and target API goals are set based on our internal operational objectives established near the beginning of each year, which take into account expected business conditions for the year. API is our total pretax income excluding certain compensation expense and certain inventory-related charges. Payouts under this first component are capped at 100% of the participants’ respective target level. Second, for the participants to earn any above-target payouts, API must exceed a hurdle based on a pre-set minimum asset efficiency objective. If the hurdle is met, an asset efficiency performance pool is funded for every dollar of API over the hurdle. The funded pool is then allocated based on the participants’ individual performance and contributions as measured under a structured scorecard methodology, which is outlined below, and such allocations are further limited by the individual maximum payout amounts approved under the plan.

We view API as a comprehensive short-term measure of our senior officers’ performance, as it reflects their ability to produce profits by generating revenues, managing expenses and controlling fixed costs. In addition, with the homebuilding industry’s significant cyclicality and its volatility in recent years, using API as a primary measure intrinsically scales senior officer pay outcomes (down or up) to a degree relative to the API generated in a one-year period. Combining the API and asset efficiency measures is intended to motivate our senior officers to generate profitable growth aligned with our strategic goals.

In 2022, based on stockholder feedback and FWC’s recommendations, the Compensation Committee refined the annual incentive program to further align it with our strategic focus on expanding our scale and to incorporate features to enhance its rigor, including the following, which were maintained in the 2024 program:

■	limiting each participating officer’s cash payouts to no more than 80% of their respective maximum opportunity, with the balance of any earned award above that level paid out in time-vesting restricted stock in lieu of cash. As discussed below, the Compensation Committee limited the CEO’s cash payout under the 2024 program beyond the program’s threshold.
■	applying a detailed, structured scorecard methodology to determine the annual incentive awards’ asset efficiency component.

The 2024 target payout opportunities remained the same as for 2023 and were set at 225% of base salary for our CEO, 175% for our COO and 140% for our other NEOs. As shown in the Grants of Plan-Based Awards During Fiscal Year 2024 table, maximum payout opportunities were limited to a multiple of target. The target and maximum opportunities were designed to generate payout levels that, if achieved, would appropriately reward strong performance for 2024, and together with base salary and long-term incentives, provide competitive total direct compensation.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	29

Compensation Discussion and Analysis NEO Compensation Components

2024 Annual Incentive Program Component Determinations

Our NEOs received annual incentive payouts under the 2024 program as described below.

API Performance Relative to Goals Component

The Compensation Committee set an API performance target of $700.0 million, a $200.0 million, or 40%, increase compared to our 2023 target API performance goal, and 18.5% below our 2023 actual API performance. The 2024 performance target was set early in the year amid a highly uncertain operating environment, based on then-current and expected challenging housing market conditions, including elevated and volatile mortgage interest rates, and our 2024 beginning backlog being down 28% both in value and units from the previous year.  Notwithstanding the challenging operating environment we expected and experienced in 2024, due to our executives’ strong performance, as described above and in the Annual Report, we achieved API of $937.0 million, 9% higher than our actual 2023 API result of $858.6 million. Although our actual 2024 API exceeded the target performance level, payouts were limited to 100% of each NEO’s individual target amount under this component of the program. As explained above and shown in the table below, this performance led to strictly formula-based payouts of 100% of target to our NEOs under the API performance component.

2024 API PERFORMANCE LEVELS AND PAYOUT SUMMARY

	Threshold	Target	Actual Result
API Performance Levels	$525.0 million	$700.0 million	$937.0 million
API Performance Levels Relative to Target	75%	100%	134%
Payout Level Ratios	50%	100%	100%

API Performance Relative to Asset Efficiency Component

Under this component, (a) two and one quarter percent of each dollar of API over our minimum asset efficiency objective of up to 110% of the API target, and (b) three and one quarter percent of each dollar of API above the level of 110% of our 2024 API target, funded an additional annual incentive pool to be allocated among the participating officers. The Compensation Committee set the minimum asset efficiency objective at a three percent return on inventory for 2024, consistent with the prior year. Therefore, the 2024 minimum asset efficiency objective was $159.9 million. With the difference between our API and the minimum asset efficiency objective equal to about $777.1 million, the asset efficiency performance pool could be funded up to a total level of approximately $19.2 million.

Annual Incentive Compensation Scorecard and Individual Performance Factor (or “IPF”)

The Compensation Committee determined the asset efficiency performance pool’s allocation to the participating officers (which included the NEOs and several other of our senior officers), guided by a detailed scorecard methodology through which their individual 2024 performance and contributions were assessed across four key dimensions: financial results, execution, strategic planning and leadership. Within the scorecard structure, each participating officer received points in each dimension based on our CEO’s assessment of their performance, and on the Compensation Committee’s assessment, with FWC’s assistance, of our CEO’s performance. The respective cumulative points a participating officer achieved corresponded to an IPF range with upper and lower limits of potential payouts to the officer of the total available asset efficiency performance pool. These pre-established IPF-based payout ranges, outlined below, took into consideration each participating officer’s 2024 annual incentive payout opportunities at threshold, target and maximum levels; historical relative annual incentive payouts by functional role; additional individual accomplishments and competitive market pay information.

30	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Compensation Discussion and Analysis NEO Compensation Components

2024 Annual Incentive Compensation Scorecard

Dimension	Financial Results (0-8 pts.)	Execution (0-4 pts.)
Goals and Objectives
Meet or exceed FY24 goals for:
■
Homebuilding revenues
■
Homebuilding operating income as a percentage of total revenues
■
Selling, general and administrative expenses as a percentage of homebuilding revenues
■
Cash flow
■
Return on equity
■
Diluted earnings per share

■
Optimize performance of each community by balancing pricing, sales pace and return on investment
■
Generate year-over-year community count growth, targeting 250+ communities open at November 30, 2024
■
Achieve a minimum 90% customer satisfaction rating in the majority of served markets, per an outside firm
■
Enhance supply chain to ensure ability to support the business with qualified partners that have committed to our Supplier Code of Conduct
■
Analyze workplace practices, including as to pay, to ensure equitable outcomes

	Strategic Planning (0-4 pts.)	Leadership (0-4 pts.)

■
Build forecasts and business plans to reflect current and expected future market conditions
■
Establish future community count pipeline through 2026 in response to current market conditions and community needs
■
Develop long-term objectives supported by concrete action plans for sustainability-related goals, such as average RESNET Home Energy Rating System (HERS®) Index score and workforce inclusion, wellness and safety

■
Attract, retain and develop critical talent, especially in land disciplines, to drive growth and future results
■
Enhance culture of customer obsession, driving best in class results in homebuyer satisfaction
■
Strive to achieve top homebuilder rankings and external recognition for our sustainability-related accomplishments

Maximum Potential IPF Per Cumulative Scorecard Points

Cumulative Scorecard Points	Mr. Mezger	Mr. Kaminski	Mr. McGibney	Mr. Praw	Mr. Woram
18-20	29.00%	8.00%	13.00%	5.00%	4.25%
15-18	25.00%	6.00%	11.00%	4.00%	3.25%
11-15	21.00%	4.00%	9.00%	3.00%	2.25%
0-11	17.00%	2.00%	7.00%	1.50%	1.25%

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	31

Compensation Discussion and Analysis NEO Compensation Components

Based on their respective cumulative scorecard assessment points, the Compensation Committee determined each NEO’s IPF, as shown in the table below, within the corresponding lower and upper IPF limits indicated on the above table.

Named Executive Officer	2024 Cumulative Scorecard Points	2024 IPF
Mr. Mezger	19.0	27.2%
Mr. Kaminski	17.5	5.5%
Mr. McGibney	18.5	11.5%
Mr. Praw	18.0	4.2%
Mr. Woram	18.0	3.5%

The table below summarizes our NEOs’ individual performance contributions that informed their IPF assessments under the scorecard.

NEO	2024 NEO Individual Performance Contributions
Mr. Mezger
■
Drove our strong financial results in 2024, including exceeding our initial plan goals for the year across homebuilding revenues; homebuilding operating income; operating cash flow; return on equity; and diluted earnings per share, as well as increasing our book value per share to over $56, up 12% year over year
■
Directed a balanced capital allocation strategy, resulting in our investing significantly in our business’ future growth and returning more than $420 million of cash to our stockholders through share repurchases and cash dividends, including a 25% increase in April in our quarterly cash dividend to $.25 per share
■
Continued to promote our culture of customer obsession, and in 2024 we achieved our highest-ever customer satisfaction levels based on buyer surveys, and maintained our position as a leader in customer satisfaction among national homebuilders based on third-party surveys
■
Advanced our sustainability leadership, which is broadly recognized by third parties, including Forbes, Newsweek, Time Magazine and USA Today
■
Led, in conjunction with our human resources team, the process to hire, develop and promote several senior corporate, regional and division leaders in alignment with our talent and leadership strategies, to enhance succession planning and expand our leadership bench
■
Developed and guided strategies that enabled us to navigate challenging market conditions and achieve land investment goals while optimizing current assets and generating strong cash flows from operations

Mr. Kaminski
■
Drove solid performance on key financial metrics, including homes delivered, gross margins, selling, general and administrative expenses and inventory efficiency
■
Built a three-year strategic plan, reflecting anticipated financial results and a capital structure strategy that considers expected market challenges
■
Effectively managed our capital structure and strengthened our financial position, including ending 2024 with roughly $1.7 billion of total liquidity, and improving our year-end debt to capital ratio by 130 basis points to 29.4%, compared to 30.7% at November 30, 2023
■
Supported workforce development by mentoring key staff members for their future growth and succession

32	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Compensation Discussion and Analysis NEO Compensation Components

Mr. McGibney
■
Led our field teams to deliver homes and, in turn, generate revenues and profitability performance that exceeded our expectations relative to our corresponding initial plan goals for 2024
■
Drove additional significant improvement in our average build times, which we reduced 28% year over year
■
Worked with our mortgage banking joint-venture partner to develop and deploy programs designed to support net orders and secure our backlog amid ongoing mortgage interest rate headwinds
■
Co-led our investment of more than $2.8 billion in land acquisition and development, a 58% increase over 2023, critical for expanding our future scale and driving significant growth in new community openings for at least the next two years
■
Headed our internal Sustainability Leadership Team and led our National Advisory Board, both of which inform our goals regarding sustainability-related initiatives, and oversaw our achieving an average national HERS Index score of 45, a goal we established in 2020 and realized one year earlier than projected
■
Restructured and mentored regional and division leadership while expanding our leadership bench, including the promotion of several leaders into regional and national roles, to advance growth and business model execution

Mr. Praw
■
Strategically managed the company-wide land pipeline to promote an accelerated growth profile while maintaining our focus on cash flow and returns on capital
■
Set growth targets for each submarket and aligned land acquisition resources to support these goals, resulting in our acquiring approximately 12,400 lots during 2024, as well as a 37% year-over-year increase in the number of lots owned and controlled to approximately 77,000 at November 30, 2024
■
Continued to calibrate community growth targets for 2024 and 2025, which contributed to our opening 106 new communities in 2024 and increasing our ending community count by 7% compared to the prior year
■
Established new and fostered existing relationships with land sellers, developers and potential capital resources to maximize both growth opportunities and return on investment
■
Mentored division land team members through interacting in regular strategic land meetings, and directly participated in structuring and negotiating certain transactions with complex deal terms

Mr. Woram
■
Successfully led litigation management, insurance recoveries and litigation avoidance strategies, including several favorable outcomes, resulting in better than expected financial and cash flow outcomes for us
■
Provided responsive and skillful support of land transactions and transactional attorney team, including career development and mentorship of high-potential team members while optimizing efficient external legal spending
■
Directed our risk management and compliance efforts including workforce safety and employment practices, consumer regulatory compliance, and insurance programs

The Total Payout in the table below represents a cash payment to each officer other than Messrs. Mezger and Woram. Under the 2024 program terms, cash payouts were limited to 80% of a participating officer’s respective maximum payout opportunity, with any earned award balance above the cash maximum paid in time-vesting restricted stock in lieu of cash. As an annual incentive payout, this stock grant is not part of our separate long-term incentive program described below. Mr. Mezger’s total payout included $6,295,702 in cash, which was nearly $2,000,000 million less than his cash maximum under the 2024 program terms, as the Compensation Committee allocated $1,500,000 of his total payout into time-vesting restricted stock in lieu of cash to balance his overall cash and equity compensation, and to increase its alignment with stockholder value creation. Per the 2024 program, Mr. Woram’s total payout included $1,601,600 in cash and $69,902 in time-vesting restricted stock in lieu of cash.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	33

Compensation Discussion and Analysis NEO Compensation Components

2024 ANNUAL INCENTIVE PROGRAM COMPONENT AND TOTAL PAYOUT LEVELS(a)

NEO	API Performance Component Payout	Asset Efficiency Component Payout	Total Payout(b)
Mr. Mezger	$2,587,500	$5,208,202	$7,795,702
Mr. Kaminski	1,197,000	1,052,419	2,249,419
Mr. McGibney	1,575,000	2,193,968	3,768,968
Mr. Praw	1,001,000	802,306	1,803,306
Mr. Woram	1,001,000	670,502	1,671,502
(a)	Annex 2 to this Proxy Statement contains a reconciliation of our pretax income calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) to the non-GAAP financial measure of API.
(b)	As discussed above, and as reflected in the Summary Compensation Table, Messrs. Mezger’s and Woram’s respective total payouts are comprised of cash and time-vesting restricted stock. The total payouts for Messrs. Kaminski, McGibney and Praw comprised only cash.

2025 Annual Incentive Program

The 2025 annual incentive program will be similar to our 2024 program, including a primarily formula-driven funding structure established by API and asset efficiency performance measures with payout levels determined by our outcomes on these measures and individual performance against key scorecard objectives. The pre-established 2025 annual incentive program’s API target performance goal will reflect, among other things, the Compensation Committee’s consideration of expected business conditions for the current year.

Long-Term Incentives

In October 2024, the Compensation Committee approved long-term incentive awards to our NEOs consisting solely of PSUs to reinforce the alignment of pay with our performance and stockholder value creation. The target value of Mr. Mezger’s award was increased consistent with our shift in emphasis toward equity in the ratio of cash and equity compensation components and to enhance stockholder value creation. Mr. Kaminiski was not granted an award due to his previously announced retirement as Executive Vice President and Chief Financial Officer effective early 2025. The following target awards were made to our NEOs with the intention to maintain competitive pay arrangements, grounded in peer group and market data analysis; reward strong long-term performance; and aid in retaining key talent:

NEO LONG-TERM INCENTIVES GRANTED IN 2024

	PSUs #	PSUs $
Mr. Mezger	90,214	$7,199,979
Mr. McGibney	37,589	2,999,978
Mr. Praw	11,903	949,978
Mr. Woram	11,903	949,978

34	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Compensation Discussion and Analysis NEO Compensation Components

Performance-Based Restricted Stock Units

We have granted PSUs to our executive officers each year since 2012. As with prior PSU grants, the PSUs granted in 2024 are designed to focus our executive officers on achieving important long-term financial objectives over a three-year period. The 2024 PSU measures described below are a combination of absolute and relative metrics that should generate positive outcomes for our business, and, if achieved, are expected to be strong drivers of stockholder value creation.

PSU Measures		Weight	Purpose
■	Cumulative Adjusted Earnings Per Share (“AEPS”)	40%	Measures profitability trajectory over the period
■	Average Adjusted Return on Invested Capital (“AROIC”)	35%	Measures profitability relative to capital deployed
■	Revenue Growth Rank Versus Peers	25%	Measures top-line growth relative to peers

The 2024 PSU amounts shown in the table above reflect a target award of shares of our common stock and their grant date fair value. Each 2024 PSU entitles a recipient to a grant of 0% to 200% of his target award depending on our performance relative to the above-noted performance measures over the three-year period of December 1, 2024 to November 30, 2027. The AEPS and AROIC measures’ performance will be determined on a tax-effected basis that excludes only pre-specified categories of compensation expense; certain inventory-related charges; and other extraordinary items approved by the Compensation Committee. Upon vesting, each 2024 PSU recipient is entitled to receive a proportionate amount of credited cash dividends that are paid in respect of one share of our common stock with a record date between the grant date and the date the Compensation Committee determines the applicable performance achievements, if any. Except for death, disability or certain retirement circumstances, a recipient will forfeit any rights to a 2024 PSU payout if the recipient terminates service before the date the Compensation Committee determines the applicable performance achievements.

The following tables present our goals with respect to the 2021 – 2024 absolute PSU performance measures. As shown below, the goals for both the AEPS and AROIC measures generally increased year over year at threshold, target and maximum performance levels, reflecting the consistent improvement in our performance in the prior-year periods and stockholder feedback. As it relates to fiscal 2022, when the Compensation Committee established the PSU measures and goals in the fourth quarter of that year, homebuyer demand had turned sharply lower, stemming from higher mortgage interest rates, persistent inflationary pressures and an uncertain economic outlook. Given this environment, the Compensation Committee established 2022 PSU goals for both AEPS and AROIC that were lower than the goals for the same measures under the 2021 PSUs. Considering then-current market conditions, the Compensation Committee established AEPS goals for the 2023 and 2024 PSUs and AROIC goals for the 2023 PSUs at levels higher than those for all prior years. For the 2024 PSUs, the AROIC goals were increased modestly at threshold and target compared to the prior year. In all cases, the goals have reflected our expectations regarding future performance against the measures at the times that the goals were set.

Performance Measure	PSU Grant Year	Performance Period	Threshold Goal	Target Goal	Maximum Goal
AEPS	2021	2022-2024	$7.22	$10.32	$13.42
	2022	2023-2025	$5.43	$7.75	$10.08
	2023	2024-2026	$7.35	$10.50	$13.65
	2024	2025-2027	$12.40	$15.50	$18.60
AROIC	2021	2022-2024	6.2%	8.9%	11.6%
	2022	2023-2025	4.3%	6.1%	7.9%
	2023	2024-2026	6.3%	9.0%	11.7%
	2024	2025-2027	7.5%	9.4%	11.3%

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	35

Compensation Discussion and Analysis NEO Compensation Components

We utilize a percentile rank approach to determine the target award multiplier for the relative revenue growth measure as outlined in the table below. The applicable peer group is established at the respective grant date and adjustments are made if a peer group member ceases to be a peer during the relevant performance period. Payouts for performance between the levels shown below are determined by straight-line interpolation.

Relative Revenue Growth	Performance (Rank)	Target Award Multiplier
	75th Percentile or above	200%
	50th Percentile (Median)	100%
	25th Percentile	25%
	Below 25th Percentile	0%

As with our annual incentive program, the Compensation Committee intends the threshold performance levels outlined above to be reasonably achievable, yet uncertain to be met under expected market and business conditions at the time of grant. Target performance levels are designed to require significant management effort to achieve, and maximum performance levels are designed to be measurably more difficult to achieve than target performance levels. Each of these performance levels directly scale to threshold, target and maximum payout opportunities. As vesting for the PSUs granted in 2022 – 2024 will not be determined until after their respective performance periods end, we cannot predict the extent to which any shares under these awards will ultimately vest.

2021 PSU Awards

The PSUs granted to our executive officers in 2021 entitled recipients to a grant of 0% to 200% of a target award of shares of our common stock based on our AEPS performance, AROIC performance, and relative revenue growth performance (with the respective rankings and multipliers as shown in the above table) over the three-year period from December 1, 2021 to November 30, 2024. The applicable AEPS and AROIC performance measures and goals are set forth below.

2021 PSU Performance Measure	2021 PSU Performance Goals	2021 PSU Target Award Multiplier
AEPS	$13.42 and above	200%
	$10.32	100%
	$7.22	25%
	Below $7.22	0%
AROIC	11.6% and above	200%
	8.9%	100%
	6.2%	25%
	Below 6.2%	0%

2021 PSU AWARD DETERMINATIONS

Performance Measure	Average Annual Performance	Aggregate Total Performance	Target Award Multiplier
AEPS (40% weight)	N/A	$24.99*	200%
AROIC (35% weight)	13.0%*	N/A	200%
Relative Revenue Growth (25% weight)	N/A	55th percentile (6th)	118%
*	Annex 2 to this Proxy Statement contains a reconciliation of our net income and diluted earnings per share calculated in accordance with GAAP to the non-GAAP financial measures of adjusted net income and adjusted earnings per share used in computing AEPS and AROIC.

36	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Compensation Discussion and Analysis Executive Compensation Decision-Making Process and Policies

The AEPS performance result for the 2021 PSUs exceeded the challenging $13.42 maximum goal level set at the time of grant and reflected our emphasis on growing our diluted earnings per share by 41% amid volatile housing market conditions during the entire performance period. The increase in our diluted earnings per share also reflected the favorable impact of our share repurchases. Historically strong profitability and cumulative adjusted net income of approximately $2.09 billion contributed to a significant increase in our adjusted return on invested capital, exceeding our maximum goal for this measure. The relative revenue ranking for the 2021 PSUs reflected our solid revenue growth performance over the applicable period, placing us 6th in the peer group for rate of revenue growth. Based on the relative revenue scale outlined in the above table, our performance placed us at approximately the 55th percentile of our peer group, resulting in a payment of 118% for this measure. All of these outcomes were uncertain at the time the 2021 PSUs were granted, and the Compensation Committee determined that they required significant management effort to achieve and sustain through the entirety of the performance period.

On February 21, 2025, the Compensation Committee certified the performance we achieved for the three-year period ended November 30, 2024 and approved share payouts with respect to the 2021 PSUs at 180% of target as set forth in the table below.

2021 PSU AWARDS

NEO	Target Award(#)	Actual Award(#)
Mr. Mezger	127,194	228,949
Mr. Kaminski	35,614	64,105
Mr. McGibney	50,878	91,580
Mr. Praw	22,895	41,211
Mr. Woram	21,623	38,921

Executive Compensation Decision-Making Process and Policies

Pursuant to its charter, the Compensation Committee oversees the decision-making process for our executive compensation and benefits policies and programs. In making executive compensation decisions, the Compensation Committee considers a variety of factors and data, most importantly our performance and individual executives’ performance, and the totality of compensation that may be paid. Among the data the Compensation Committee considers is our financial and operational performance, including comparisons to prior years’ performance, our current business plans and our peer group; surveys and forecasts of comparative general industry and peer group compensation and benefits practices; and, at least annually, management-prepared tally sheets for senior executives with up to six years of compensation data.

Role of Our Management and Compensation Consultants

Our CEO, senior human resources and legal department executives, and FWC provide information and recommendations to assist the Compensation Committee’s decision-making and advise on compliance and disclosure requirements. The Compensation Committee does not delegate its decision-making authority to management, except for establishing certain performance goals under our performance cash program for participating division-level personnel and certain administrative actions under our current equity compensation plan, but only to the extent consistent with our equity-based award grant policy and applicable law. FWC, which the Compensation Committee directly retains, attends Compensation Committee meetings as needed, communicates between meetings with the Compensation Committee chair and other committee members, advises the Compensation Committee as to the CEO’s and other executive officers’ compensation, and assists the Compensation Committee with the annual employee compensation risk assessment, as discussed under “Management Development and Compensation Committee—Delegated Risk Oversight.” To maintain its independence and avoid any conflicts of interest, FWC may not work directly for our management unless the Compensation Committee pre-approves the work, including fees. During 2024, FWC did not provide any services that would have required such pre-approval. Based on its consideration of factors under New York Stock Exchange (“NYSE”) listing standards, the Compensation Committee determined that FWC’s work did not raise any conflicts of interest, and therefore considered FWC to be independent.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	37

Compensation Discussion and Analysis Executive Compensation Decision-Making Process and Policies

Peer Group

Our peer group is composed solely of U.S. public companies that, like us, are engaged in high production homebuilding as their primary business. We compete with all these companies for both homebuyers and management talent. The competition with these companies for talent reflects our, and their, need to attract and retain high caliber management and other personnel with strong high production homebuilding expertise and experience to execute business activities nationally as well as in specific local markets. Therefore, a principal focus of our compensation and benefits programs is to meet this critical competitive need. The Compensation Committee, in consultation with FWC and our management, periodically reviews and considers changes to our peer group at least annually. The Compensation Committee principally considers the competitive factors described above, as well as relative total revenues and market capitalization among the peer group companies. The group’s members were adjusted in October 2024 to remove peer M.D.C. Holdings, Inc., which was acquired by a Japanese company during the year, and to add two new peers – Century Communities, Inc. and M/I Homes, Inc. M.D.C. Holdings, Inc. was part of the peer group for determining the 2021 PSU share payouts, while Century Communities, Inc. and M/I Homes, Inc. were not included. As of their most recently filed proxy statements before the date of this Proxy Statement, each member of our peer group listed below included us in its own peer group.

OUR PEER GROUP

■	Beazer Homes USA, Inc.	■	Century Communities, Inc.	■	D.R. Horton, Inc.
■	Hovnanian Enterprises, Inc.	■	Lennar Corporation	■	Meritage Homes Corporation
■	NVR, Inc.	■	M/I Homes, Inc.	■	Pulte Group, Inc.
■	Taylor Morrison Home Corporation	■	Toll Brothers, Inc.	■	Tri Pointe Homes. Inc.

As of December 31, 2024, the reported total revenues (on a trailing 12-month basis) of the companies in our above-listed peer group were within a range of approximately 0.3 to 5.3 times our total revenues, and our total revenues of $6.93 billion placed us at the 50th percentile of the peer group. Also, as of December 31, 2024, the peer group’s market capitalization was within a range of approximately 0.1 to 9.3 times our market capitalization of $4.82 billion, which was at the 43rd percentile of the peer group.

Equity Stock Ownership Policy

Our longstanding executive stock ownership policy is intended to encourage, and has encouraged, our executives to increase their ownership of our common stock over time and to align their interests with our stockholders’ interests. Under the policy, designated senior executives are expected to achieve specific levels of common stock ownership within five years of joining us or being promoted to a position with a higher ownership guideline and, once achieved, maintain such ownership throughout their employment with us. The targeted common stock ownership levels for our NEOs are as follows:

Executive	Ownership Guideline
CEO	6.0 times base salary
COO	3.0 times base salary
Other NEOs	2.0 times base salary

Common stock ownership includes shares directly owned by the NEO, and shares are valued at the greater of the most recent closing price on a valuation date and the closing price on the date shares are acquired. Shares subject to unearned PSUs or unexercised stock options do not count toward common stock ownership. Designated executives are required to hold all vested net (after-tax) shares of time-vesting and performance-vesting restricted stock and up to 100% of net shares acquired through stock option exercises until their applicable stock ownership guideline is met, absent a hardship or other qualified exception. Each NEO is in compliance with the requirements of the policy.

Prohibition on Hedging/Pledging of Our Securities

To further align their interests with those of our stockholders, our employees and non-employee directors cannot engage in short sales of our securities and cannot buy or sell puts, calls or purchase any other financial instruments that are designed to hedge or offset decreases in the value of our securities. They also cannot hold our securities in a margin account or otherwise pledge our securities as collateral for any loan.

38	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Compensation Discussion and Analysis Executive Compensation Decision-Making Process and Policies

Equity-Based Award Grant Policy and Grant Practices

Our equity-based award grant policy governs the timing and establishes certain internal controls over the grant of equity-based awards, including stock options (which we have not granted since 2016), restricted stock and PSUs. The policy establishes, among other things, that the Compensation Committee (or the Board) must approve all grants of equity-based awards and their terms, and the delegation of this authority to our management is not permitted. The policy also specifies that the exercise or grant price of any relevant equity-based award cannot be less than the closing price of our common stock on the grant date; annual long-term incentive equity-based awards to existing employees are to be granted only at a regularly scheduled meeting of the Compensation Committee or Board (either, a “granting body”), typically held in October; new hire or promotion awards are to be granted at a regularly scheduled meeting of the granting body that is on (or that is the earliest following) the date of an applicable circumstance; and the granting body generally avoid approving equity-based awards and setting grant dates during the trading blackout periods established under our Trading Policy to align with that policy’s prohibition on our and covered persons’ trading in our securities when aware of material, non-public information about the company. While the quarterly trading blackouts under the Trading Policy begin 15 days before each fiscal quarter-end and end after we have filed with the SEC the applicable periodic report for that fiscal quarter, absent an event-specific trading blackout being in effect, the granting body may approve equity-based awards and set grant dates in the period beginning after we have publicly released the quarter’s earnings and ending when the next trading blackout starts under the Trading Policy. We do not time the disclosure of material nonpublic information for the purpose of affecting the value of equity-based awards granted to our employees.

Compensation Recovery Policy

The Board adopted an updated incentive-based compensation recovery policy in 2023 per the applicable NYSE listing standard. Under the policy, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, we will be entitled to recover in accordance with the listing standard the amount of erroneously awarded incentive-based compensation an executive officer received. In addition, under our CEO’s employment agreement, we may require him to repay certain bonus and incentive- or equity-based compensation he receives as well as any profits realized from the sale of certain securities if we are required to restate our financial statements as a result of his misconduct, consistent with Section 304 of the Sarbanes-Oxley Act of 2002.

Executive Compensation Program Tax Implications

Due to changes to the Internal Revenue Code (“Code”) enacted in 2017, specifically repealing an exemption for performance-based compensation, we are generally not able to deduct compensation over $1.0 million paid to certain of our executive officers. The Compensation Committee will approve compensation that may not be deductible under the Code where it believes it is in our and our stockholders’ best interests to do so.

Indemnification Agreements

We have entered into agreements with each NEO and certain other senior executives, which were updated in January 2024, that provide them with indemnification and advancement of expenses to supplement what our Certificate of Incorporation and insurance policies provide, subject to certain limitations.

Severance, Change in Control, Post-Termination Arrangements and Other Benefits

Severance Arrangements

Mr. Mezger’s Employment Agreement and our Executive Severance Plan, in which all our NEOs participate, provide certain severance benefits, as discussed under “Potential Payments Upon Termination of Employment or Change in Control.” In considering our stockholders’ approval of an advisory proposal, in 2008 we adopted a policy under which we will obtain stockholder approval before paying severance benefits to an executive officer under a future severance arrangement in excess of 2.99 times the sum of the executive officer’s then-current base salary and target bonus. Future severance arrangements do not include arrangements existing when we adopted the policy or that we assume or acquire unless, in each case, any such arrangement is changed in a manner that materially increases its severance benefits.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	39

Compensation Discussion and Analysis Management Development and Compensation Committee Report

Change in Control Arrangements

Since 2001, we have maintained without modification the terms of a Change in Control Severance Plan (“CIC Plan”) that provides participants with certain benefits, as discussed under “Potential Payments Upon Termination of Employment or Change in Control.” The CIC Plan is intended to enable and encourage our management to focus its attention on obtaining the best possible result for our stockholders in a change in control, to promote management continuity, and to provide income protection if there is an involuntary loss of employment. All unvested employee equity awards require double-trigger vesting in a change in control.

Death Benefits

Our Death Benefit Only Plan (“DBO Plan”), in which Messrs. Mezger and Praw participate, provides a $1.0 million death benefit to a participant’s designated beneficiary (plus an additional tax restoration amount sufficient to pay taxes on the benefit and the additional amount). We closed the plan to new participants beginning in 2006. Since then, only term life insurance, with a $750,000 benefit level, has been made available to eligible executives, including Messrs. Kaminski, McGibney and Woram. We also maintain a $400,000 life insurance death benefit for designated beneficiaries of Mr. Mezger.

Other Benefits

Most of our health and welfare benefits are made available to all full-time employees, including our NEOs. During 2024, as in prior years, our NEOs were eligible to participate in a supplemental plan that reimburses them for qualified out-of-pocket expenses that exceed amounts payable under our standard medical, dental and vision plans. Our NEOs, and certain other employees, also participate in our unfunded nonqualified Deferred Compensation Plan (“DCP”), which is described below. These market-competitive benefits are offered to attract and retain key executive talent.

Retirement Programs

The KB Home 401(k) Savings Plan (“401(k) Plan”), a qualified defined contribution plan, is the only post-employment benefit program we offer to all full-time employees. We provide a dollar-for-dollar match of 401(k) Plan and DCP contributions up to an aggregate of 6% of a participant’s base salary. Matching contributions vest based on elapsed time and generally vest after five years.

The DCP allows participants to make pretax contributions of up to 75% of their base salary and 75% of their annual incentive compensation, and to select from one or more investment options in which their deferred compensation is deemed to be invested. As we do not provide a guaranteed rate of return under the DCP, a participant’s credited earnings depend on their investment elections. Deferred amounts together with any credited investment returns under the DCP are paid out to participants in a lump sum or in installments, commencing either at a participant-specified date during employment or upon termination of employment, subject to certain limitations. NEO deferrals under the DCP are shown in the Non-Qualified Deferred Compensation During Fiscal Year 2024 table.

We also maintain a supplemental non-qualified, unfunded retirement plan (“Retirement Plan”) for certain executives, including Mr. Mezger, whose participation is shown in the Pension Benefits During Fiscal Year 2024 table. The Retirement Plan, closed to new participants since 2004 with no additional benefit accruals to participants (other than the same cost-of-living adjustments applied to federal Social Security benefits), provides each participant with specific annual payments for 20 years that begin upon the later of reaching age 55, the 10th anniversary of a participation commencement date or the termination of employment with us. Mr. Mezger’s original annual benefit amount under the Retirement Plan was $450,000. The change in our CEO’s pension value shown in the Summary Compensation Table for 2024 is a required reporting item and represents only the actuarial increase in our CEO’s Retirement Plan benefits based on interest rate fluctuations. It does not reflect any new plan benefits, cash or other compensation granted to or received by our CEO that year.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the above “Compensation Discussion and Analysis” with KB Home management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Management Development and Compensation Committee

Jodeen A. Kozlak, Chair
Jose M. Barra
Arthur R. Collins
James C. Weaver

40	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation

Summary Compensation Table

Fiscal Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Jeffrey T. Mezger, Chairman and Chief Executive Officer
2024	$1,150,000	$—	$8,699,979	$6,295,702	$482,359	$81,291	$16,709,331
2023	1,150,000	—	7,178,664	7,280,000	—	80,391	15,689,055
2022	1,150,000	—	7,105,882	7,480,000	—	78,909	15,814,791
Jeff J. Kaminski, Executive Vice President and Chief Financial Officer
2024	840,417	—	—	2,249,419	—	63,516	3,153,352
2023	812,500	—	1,500,017	2,122,653	—	61,841	4,497,011
2022	785,417	—	1,400,008	2,272,201	—	60,234	4,517,860
Robert V. McGibney, President and Chief Operating Officer
2024	891,667	—	2,999,978	3,768,968	—	66,531	7,727,144
2023	820,833	—	2,249,982	3,723,971	—	62,281	6,857,067
2022	770,833	—	1,999,998	3,656,299	—	59,308	6,486,438
Albert Z. Praw, Executive Vice President, Real Estate and Business Development
2024	700,417	—	949,978	1,803,306	—	54,648	3,508,349
2023	675,417	—	950,002	1,701,060	—	53,148	3,379,627
2022	650,417	—	899,986	1,821,451	—	51,666	3,423,520
Brian J. Woram, Executive Vice President and General Counsel
2024	700,417	—	1,019,880	1,601,600	—	48,008	3,369,905
2023	675,417	—	931,376	1,545,600	—	47,866	3,200,259
2022	650,417	—	1,045,327	1,489,600	—	52,134	3,237,478
(a)	Salary. As discussed under “Base Salaries,” except for Messrs. Mezger and McGibney, NEO annual base salary levels were increased in July 2024 to the following amounts: Mr. Kaminski $855,000; Mr. Praw $715,000; and Mr. Woram $715,000. Mr. McGibney’s annual base salary was increased to $900,000 in February 2024 in conjunction with his promotion to President and Chief Operating Officer.
(b)	Stock Awards. These amounts include the aggregate grant date fair value of stock awards (consisting of PSUs granted in October 2024) computed as described in Note 21 — Employee Benefit and Stock Plans in the Notes to the Consolidated Financial Statements in our Annual Report. They do not represent realized compensation. The October 2024 stock awards represent the grant date fair value of the probable (i.e., target) award of shares of our common stock underlying the PSUs granted. The grant date fair value of the PSUs if maximum performance is achieved is as follows: Mr. Mezger $14,399,959; Mr. McGibney $5,999,956; Mr. Praw $1,899,957; and Mr. Woram $1,899,957. Mr. Kaminski was not granted an award in October 2024 due to his previously announced retirement as Executive Vice President and Chief Financial Officer effective early 2025. The amounts for Messrs. Mezger and Woram also include the $1,500,000 and $69,902 value of the respective restricted stock grant each received on January 23, 2025, as discussed under “2024 Annual Incentives” and as shown in the Grants of Plan-Based Awards During Fiscal Year 2024 table.
(c)	Non-Equity Incentive Plan Compensation. For Mr. McGibney, the amount reflects the sum of his annual incentive and a three-year performance cash award of $531,358 in 2023 and $402,758 in 2022, each originally granted to him prior to his becoming an executive officer in 2021. For all other NEOs, the amounts reflect only the cash portion of their annual incentive payouts.
(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts (as applicable) reflect the increase in the actuarial present value of accumulated benefits under our Retirement Plan. These changes do not reflect any cash or other compensation received.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	41

Executive Compensation Grants of Plan-Based Awards During Fiscal Year 2024

(e)	All Other Compensation. The amounts shown consist of the following items:
■	401(k) Plan and DCP Matching Contributions. The respective aggregate 2024, 2023 and 2022 401(k) Plan and DCP matching contributions we made to our NEOs were as follows: Mr. Mezger $66,700, $65,800 and $64,300; Mr. Kaminski $50,425, $48,750 and $47,125; Mr. McGibney $53,500, $49,250 and $46,250; Mr. Praw $42,025, $40,525 and $39,025; and Mr. Woram $34,917, $34,775 and $39,025.
■	Premium Payments. The respective aggregate premiums we paid for our NEOs in 2024, 2023 and 2022 for a supplemental medical expense reimbursement plan and life insurance policies, as described under “Other Benefits,” were as follows: Mr. Mezger $14,591, $14,591 and $14,609; Mr. Kaminski $13,091, $13,091 and $13,109; Mr. McGibney $13,031, $13,031 and $13,058; Mr. Praw $12,623, $12,623 and $12,641; and Mr. Woram $13,091, $13,091 and $13,109.

Grants of Plan-Based Awards During Fiscal Year 2024

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)				Estimated Future Payouts Under Equity Incentive Plan Awards(c)			Grant Date Fair Value of Stock and Option Awards ($)(d)
Name	Grant Date(a)	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Mezger	2/28/2024	Annual Incentive	$1,293,750	$2,587,500	$8,280,000
	10/10/2024	PSUs				22,554	90,214	180,428	$7,199,979
	1/23/2025	Restricted Stock					22,150		1,500,000
Mr. Kaminski	2/28/2024	Annual Incentive	598,500	1,197,000	2,872,800
Mr. McGibney	2/28/2024	Annual Incentive	787,500	1,575,000	3,780,000
	10/10/2024	PSUs				9,397	37,589	75,718	2.999,978
Mr. Praw	2/28/2024	Annual Incentive	500,500	1,001,000	2,402,400
	10/10/2024	PSUs				2,976	11,903	23,806	949,978
Mr. Woram	2/28/2024	Annual Incentive	500,500	1,001,000	1,601,600
	10/10/2024	PSUs				2,976	11,903	23,806	949,978
	1/23/2025	Restricted Stock					1,032		69,902
(a)	Grant Date. The date the Compensation Committee approved each award. The January 23, 2025 restricted stock grants represent each applicable recipient’s portion of their ultimate 2024 fiscal year annual incentive award, as discussed under “2024 Annual Incentives.” These awards vest in three equal annual installments beginning January 25, 2026.
(b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards. The 2024 target payouts were set at 225% of base salary for our CEO and at 140% — 175% of base salary for each of our other NEOs with the maximum incentive set at a multiple of four times target for our CEO, three times target for Messrs. Kaminski, McGibney, and Praw, and two times target for Mr. Woram. Notwithstanding these potential maximum incentive calculations, “Maximum” in the above table represents each officer’s maximum cash payout, which, as described under “2024 Annual Incentives,” was limited to no more than 80% of a participant’s respective maximum opportunity. “Threshold” represents the lowest possible payout if threshold performance is achieved for each performance measure. The performance measures are described under “2024 Annual Incentives.” Mr. Kaminiski was not granted a PSU award in October 2024 due to his previously announced retirement as Executive Vice President and Chief Financial Officer effective early 2025.
(c)	Estimated Future Payouts Under Equity Incentive Plan Awards. If there is a payout of the PSUs, “Threshold” represents the lowest possible payout (25% of the target award of shares granted) if threshold performance is achieved for each performance measure, and “Maximum” reflects the highest possible payout (200% of the target award of shares granted). The performance measures are described under “Performance-Based Restricted Stock Units.” If threshold performance is not achieved on all three measures, the NEOs will not receive any payout of the PSUs.
(d)	Grant Date Fair Value of Stock and Option Awards. The grant date fair value for each award is computed as described in footnote (b) to the Summary Compensation Table. The 2024 PSUs represent the grant date fair value of the probable award of shares of our common stock underlying the PSUs granted as of the grant date. The restricted stock amounts for Messrs. Mezger and Woram are the value of the respective grant each received on January 23, 2025, as discussed under “2024 Annual Incentives.”

42	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation Outstanding Equity Awards at Fiscal Year-End 2024

Outstanding Equity Awards at Fiscal Year-End 2024

		Option Awards		Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Mr. Mezger	10/6/2016	274,952	$ 16.21	10/6/2026
	10/7/2021				228,949	$18,943,240
	11/14/2022						166,003	$13,735,088
	1/19/2023				40,342	3,337,897
	10/5/2023						124,717	10,319,085
	1/18/2024				27,465	2,272,454
	10/10/2024						90,214	7,464,306
Mr. Kaminski	10/6/2016	54,986	16.21	10/6/2026
	10/7/2021				64,105	5,304,048
	11/14/2022						46,481	3,845,838
	10/05/2023						34,014	2,814,318
Mr. McGibney	10/8/2015	14,000	14.92	10/8/2025
	10/6/2016	20,621	16.21	10/6/2026
	10/7/2021				91,580	7,577,329
	11/14/2022						66,401	5,494,019
	10/5/2023						51,020	4,221,395
	10/10/2024						37,589	3,110,114
Mr. Praw	10/7/2021				41,211	3,409,798
	11/14/2022						29,880	2,472,271
	10/5/2023						21,542	1,782,385
	10/10/2024						11,903	984,854
Mr. Woram	10/7/2021				38,921	3,220,324
	11/14/2022						28,220	2,334,923
	1/19/2023				3,742	309,613
	10/5/2023						20,408	1,688,558
	1/18/2024				513	42,446
	10/10/2024						11,903	984,854
(a)	Number of Securities Underlying Unexercised Options Exercisable. Subsequent to our 2024 fiscal year end, Mr. Kaminski exercised 27,500 stock options granted to him on October 6, 2016.
(b)	Number of Shares or Units of Stock That Have Not Vested. The October 7, 2021 shares represent the shares of our common stock the Compensation Committee approved for grant on February 21, 2025 pursuant to the 2021 PSUs based on our performance through the performance period, as described under “2021 PSU Awards.” Upon this approval, the earned 2021 PSU-related shares became fully vested and unrestricted. The January 2023 and 2024 shares for Messrs. Mezger and Woram represent the portions of their earned 2022 and 2023 fiscal year annual incentives not paid in cash. These shares vest in three equal annual installments beginning the first anniversary of each award date. The table does not include the 22,150 and 1,032 restricted stock awards granted on January 23, 2025 to Messrs. Mezger and Woram, respectively, representing the portion of their earned 2024 fiscal year annual incentive not paid in cash, as discussed under “2024 Annual Incentives.” These amounts appear in the Grants of Plan Based Awards During Fiscal Year 2024 table. These shares vest in three equal annual installments beginning on January 25, 2026.
(c)	Market Value of Shares or Units of Stock That Have Not Vested. The market value shown is based on the closing price of our common stock on November 30, 2024, which was $82.74.
(d)	Equity Incentive Plan Awards: Number and Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested. The awards shown are the PSUs granted to our NEOs in 2022, 2023 and 2024, reflecting target award amounts as of November 30, 2024, and the closing price of our common stock on November 30, 2024, which was $82.74. These PSUs will vest based on our achievement of certain performance measures, as described under “Performance-Based Restricted Stock Units,” over an applicable three-year performance period.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	43

Executive Compensation Option Exercises and Stock Vested During Fiscal Year 2024

Option Exercises and Stock Vested During Fiscal Year 2024

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Mr. Mezger	333,000	$14,877,632	249,121	$15,262,565
Mr. Kaminski	142,500	6,912,898	64,105	3,927,072
Mr. McGibney	14,781	683,487	91,580	5,610,191
Mr. Praw	—	—	41,211	2,524,586
Mr. Woram	93,272	4,175,473	40,792	2,499,048
(a)	The shares reported are the total each NEO acquired from the vesting of their 2021 PSU awards, as discussed under “Long-Term Incentives.” In addition, Messrs. Mezger and Woram acquired 20,172 and 1,871 shares respectively through the vesting of restricted stock awards granted in January 2023 for the portion of their fiscal year 2022 annual incentives not paid in cash.
(b)	The amount shown is the total gross dollar value realized upon the vesting of the PSUs and the restricted stock, based on the closing price of our common stock on the vesting dates, and the applicable Dividend Equivalents paid on the earned PSUs. The restricted stock vested on January 19, 2024 with a closing price of $61.33 and the PSUs vested on February 21, 2025 with a closing price of $61.26.

Pension Benefits During Fiscal Year 2024

Name*	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
Mr. Mezger	Retirement Plan	31	$11,480,010	$—
*	Messrs. Kaminski, McGibney, Praw and Woram are not participants in the Retirement Plan, as the plan was open for a limited period and closed to new participants in 2004.
(a)	Number of Years of Credited Service. This is as of the valuation date. As of November 30, 2024, Mr. Mezger is fully vested in his Retirement Plan benefit.
(b)	Present Value of Accumulated Benefit. This amount represents the actuarial present value of the total retirement benefit that would be payable to Mr. Mezger under the Retirement Plan as of November 30, 2024. The payment of Retirement Plan benefits is described under “Retirement Programs.” The following key actuarial assumptions and methodologies were used to calculate this present value: the base benefit is assumed to begin as of the earliest possible date (generally the later of age 55 or the 10th anniversary of the commencement of participation); the base benefit is adjusted by past and future cost of living adjustments including a 2.5% increase for the fiscal year ending November 30, 2025 and an assumed 2.25% annual increase thereafter, until the last benefits are paid. The discount rate used to calculate the present value of the accumulated benefit shown in the table was 4.94%. Mr. Mezger is entitled to receive a lump sum payment of the actuarial value (as specified under the Retirement Plan) of his plan benefits in the event of a change in control or death. If any such event occurred on November 30, 2024, the payment to Mr. Mezger would be $12,308,921, using a 4.15% Applicable Federal Rate discount rate, as specified under the Retirement Plan.

44	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation Non-Qualified Deferred Compensation During Fiscal Year 2024

Non-Qualified Deferred Compensation During Fiscal Year 2024

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(d)
Mr. Mezger	$46,000	$46,000	$1,270,276	$—	$5,603,745
Mr. Kaminski	50,425	29,725	389,459	—	1,738,194
Mr. McGibney	53,500	32,800	173,551	—	939,785
Mr. Praw	42,025	21,325	221,709	—	935,222
Mr. Woram	28,017	14,217	177,903	—	1,070,587
(a)	Executive Contributions in Last Fiscal Year. These amounts reflect compensation the NEOs earned in 2024 that they have voluntarily deferred. The amounts are included in the Summary Compensation Table.
(b)	Registrant Contributions in Last Fiscal Year. These amounts are matching contributions we made to the NEOs’ voluntary contributions to our DCP and are included in the Summary Compensation Table. The DCP is discussed under “Retirement Programs.”
(c)	Aggregate Earnings in Last Fiscal Year. These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.
(d)	Aggregate Balance at Last Fiscal Year End. These amounts reflect compensation the NEOs earned in 2024 or in prior years, but which they voluntarily elected to defer receipt, adjusted for changes in the value of their investments and distributions, if any. All the NEOs are fully vested in their respective balances. A portion of these amounts was previously reported as deferred compensation in the Summary Compensation Tables in our proxy statements for our 2023 and 2024 annual meetings.

Pay Versus Performance

The following table presents information as required under Item 402(v) of SEC Regulation S-K regarding the relationship for the four most recently completed fiscal years between the compensation of our NEOs – as reported in the Summary Compensation Table and adjusted to reflect “compensation actually paid” (“CAP”) as defined under SEC rules – and our performance relative to the identified metrics. Our compensation philosophy and how we align executive compensation with our performance is described under “Compensation Discussion and Analysis.” The CAP amounts disclosed do not reflect the actual amount of compensation earned, realized, or received by our NEOs during the applicable fiscal year. The Compensation Committee did not consider the information provided in this section in making its compensation decisions for the years shown.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	45

Executive Compensation Pay Versus Performance

					Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(a)	Average Summary Compensation Table Total for Other NEOs ($)(b)	Average Compensation Actually Paid to Other NEOs ($)(a)(b)	Total Stockholder Return ($)(c)	Peer Group Total Stockholder Return ($)(d)	Net Income ($000s)(e)	AEPS ($)(f)
2024	$16,709,331	$51,037,727	$4,439,688	$11,843,645	$249.67	$255.39	$655,018	$8.45
2023	15,689,055	43,713,700	4,483,491	10,469,248	155.12	176.92	590,177	7.18
2022	15,814,791	12,168,706	4,416,324	4,273,279	92.08	112.90	816,666	9.36
2021	14,366,518	25,125,414	4,556,264	7,144,468	115.18	133.37	564,746	6.14
(a)	To calculate CAP per SEC rules, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable fiscal year. A reconciliation of the adjustments for the PEO and for the average of the other NEOs is set forth below.

	2024
	PEO	Average Other NEOs
Summary Compensation Table Total	$16,709,331	$4,439,688
Adjustments:
Grant date fair value of stock awards from Summary Compensation Table	(8,699,979)	(1,242,459)
Fair value at fiscal year end of outstanding and unvested equity awards granted in the fiscal year(1)	15,708,206	2,296,531
Change in fair value of outstanding and unvested equity awards granted in prior fiscal years(2)	23,688,459	5,789,808
Change in fair value as of the vesting date of equity awards granted in prior fiscal years that vested in the fiscal year(3)	3,146,752	470,605
Dividends paid on awards during the year before vesting	626,075	89,472
“Change in pension value and nonqualified deferred compensation earnings” from Summary Compensation Table	(482,359)	—
Service cost for pension plans	341,242	—
Compensation Actually Paid (as calculated per SEC rules)	$51,037,727	$11,843,645

(1)	Represents the aggregate fair value as of the indicated fiscal year-end of outstanding and unvested stock awards granted during such fiscal year, calculated using the same methodology used for financial statement reporting purposes.
(2)	Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held, as of the last day of the indicated fiscal year, calculated using the same methodology used for financial statement reporting purposes. For awards subject to performance-based vesting conditions, the fair value is based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(3)	Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award, that was granted in a prior fiscal year and which vested during the indicated fiscal year, calculated using the same methodology used for financial statement reporting purposes.

(b)	Mr. Mezger served as our PEO for each fiscal year shown. Our other NEOs were as follows: Messrs. Kaminski, McGibney, Praw and Woram for the 2024, 2023 and 2022 fiscal years; and Messrs. Kaminski, McGibney and Praw, and Matthew W. Mandino for the 2021 fiscal year.
(c)	The amounts reported reflect the cumulative total stockholder return (“TSR”) on our common stock for each of the last four fiscal years ended November 30, 2024, assuming an investment of $100 on November 30, 2020, and the reinvestment of dividends.
(d)	The peer group used in this disclosure is the Dow Jones US Home Construction Index, which is the same index we used in the Stock Performance Graph in our Annual Report. The amounts reported reflect the cumulative TSR of the Dow Jones US Home Construction Index for each of the last four fiscal years ended November 30, 2024, assuming an investment of $100 on November 30, 2020, and the reinvestment of dividends.
(e)	Represents net income reported in our audited consolidated financial statements for each of the applicable fiscal years.
(f)	Annex 2 to this Proxy Statement contains a reconciliation of our diluted earnings per share calculated in accordance with GAAP to the non-GAAP financial measure of AEPS. We included AEPS as our company-selected financial measure as this metric has the largest weighting in determining our NEO’s long-term incentive compensation, a significant component of their overall compensation.

46	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation Pay Versus Performance

Relationship between CAP and Financial Performance Measures

The graphs below illustrate the relationships between CAP for the PEO and the average CAP for our other NEOs, with (i) the cumulative TSR of our common stock, (ii) our AEPS, and (iii) our net income, each as set forth in the Pay Versus Performance table above, as well as the relationship between the cumulative TSR of our common stock and of the Dow Jones US Home Construction Index.

CAP vs. Cumulative TSR	CAP vs. AEPS

CAP vs. Net Income	KB Home and Peer Cumulative TSR Comparison

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	47

Executive Compensation CEO Pay Ratio

Pay Versus Performance Tabular List

Below is a list of the most important financial performance measures we used to link CAP for our NEOs to our performance for the fiscal year ended November 30, 2024. Our use of these measures is discussed under “Compensation Discussion and Analysis.”

■	AEPS (the company-selected measure);
■	AROIC;
■	Adjusted pretax income;
■	Revenue growth, relative to our peer group;
■	Strategic measures, to the extent they incorporate or reflect financial performance metrics.

CEO Pay Ratio

For our last completed fiscal year ended November 30, 2024:

■	The annual total compensation of our median employee (excluding Mr. Mezger), based on W-2 compensation paid in the 12-month period ended November 30, 2024, and calculated consistent with how NEO total compensation is calculated for the Summary Compensation Table, was $110,582.
■	Mr. Mezger’s annual total compensation, as reported in the 2024 Summary Compensation Table, was $16,709,331.
■	Based on this information, the ratio of Mr. Mezger’s annual total compensation to our identified median employee’s is 151 to 1.

As of November 30, 2024, we had approximately 2,392 full-time and part-time employees. In identifying the median employee, we excluded our CEO and five employees who did not have regular earnings in the fiscal year due to extended leaves of absence.

Because companies are allowed to identify the median employee and determine a CEO pay ratio using various methodologies, estimates and assumptions applicable to their own employee populations, compensation practices and other circumstances, the pay ratio other companies report – including those in our peer group – may not be comparable to the foregoing pay ratio.

Potential Payments Upon Termination of Employment or Change in Control

Based on the terms of certain of our employee benefit plans – primarily our Executive Severance Plan and our CIC Plan – our NEOs are entitled to certain payments and other benefits if their employment is terminated under certain circumstances and/or if we experience a change in control. Mr. Mezger is also entitled to certain payments and other benefits in such circumstances under the terms of his Employment Agreement. Per Section 409A of the Code, certain payments to our NEOs would not commence for six months following a termination of employment.

Termination of Employment

If we terminate Mr. Mezger without cause or he resigns for good reason (each as defined in his Employment Agreement), or if we terminate any of the other NEOs without cause (as defined in the Executive Severance Plan), each is entitled to receive a cash severance payment equal to a multiple of base salary and average bonus.  For Mr. Mezger, the severance amount is 2.0 times the sum of his annual salary plus average annual bonus earned for the prior three years, with the total payment capped at $6.0 million. Mr. Mezger would additionally receive a prorated bonus for the year in which his employment terminates. For our other NEOs, the severance amount is 2.0 times the sum of their respective annual base salary in effect at the time of termination and average bonus. The applicable average bonus is the lesser of (a) the average of the annual cash bonuses, if any, paid to them for the three most recent completed fiscal years prior to termination; or (b) 3.0 times their annual base salary. Each NEO is also entitled to a continuation of health coverage for up to two years. In each case, the foregoing benefits are subject to an affected NEO’s executing a release and post-termination non-solicitation (for two years), non-disparagement and confidentiality obligations.

For equity awards granted to Mr. Mezger on and after the effective date of his Employment Agreement, he is entitled to (a) two years of additional service credited to compute equity vesting plus full vesting for any equity issued to him in lieu of cash bonuses; (b) the earlier of 36 months and the original term duration of each equity grant to exercise any such outstanding equity; and (c) performance shares paid as if the performance period closed on the termination date if the performance period would otherwise close in the next 24 months.

48	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation Potential Payments Upon Termination of Employment or Change in Control

Change in Control

If Mr. Mezger’s employment is terminated without cause or he resigns for good reason in a change in control (generally, per his Employment Agreement, during the period starting three months before and ending 12 months after a change in control), he is entitled, subject to the same conditions described under “Termination of Employment,” to (a) a severance payment as described above, with a 3.0 times multiple rather than 2.0 times and total payment capped at $12.0 million; (b) health coverage continuation for up to two years; (c) full vesting and lump sum cash payment of deferred compensation, retirement or other employee benefits per the relevant arrangements, with any lump sum payments subject to Section 409A of the Code permitted only as provided by those arrangements; and (d) an additional amount to compensate for any excise taxes under Section 280G of the Code (“Section 280G”).

If a change of control occurs, each of our other NEOs is entitled to receive, upon executing a release and if in the following 18-month period his employment is terminated other than for cause or disability, or he terminates employment for good cause (in each case, as defined in the CIC Plan), a severance benefit of 2.0 times the sum of his average base salary and average actual annual cash bonus for the three fiscal years prior to the year in which the change in control occurs. While Mr. Mezger is a CIC Plan participant, he can receive only CIC Plan benefits that do not duplicate those provided under his Employment Agreement, and his total CIC Plan severance benefit is capped at $12.0 million.

Per the terms of each recipient’s award agreement, the vesting of our NEOs’ outstanding equity awards will not accelerate upon a change in control unless the recipient is terminated without cause or resigns for good reason within 18 months. Generally, if such a termination occurs (a) within the first year of the award’s performance period, the recipient will receive a target payout; (b) after the first year of the award’s performance period, the recipient will receive a payout determined using prorated calculations of the applicable performance measures; and (c) before the award’s performance period begins, the recipient will receive no payout of the award. In addition, under the CIC Plan, only Mr. Mezger and four other senior executives can potentially receive an additional tax restoration amount to compensate for any excise taxes imposed on them under Section 280G and for any taxes on the additional amount. Pursuant to a Board policy, since April 7, 2011, we have not extended this tax restoration benefit to any other officer or employee, including all the other NEOs, even though they are CIC Plan participants.

Other Change in Control and Employment Termination Provisions

Our restricted stock award agreements provide for accelerated vesting upon the recipient’s death or disability. Our PSU award agreements provide for pro rata vesting if the recipient retires under certain circumstances, and for accelerated vesting upon death or disability; provided that any payout is delayed until the performance period is completed. The time a recipient can exercise a common stock option after termination of employment depends on the reason for termination. For example, they may have only five days if termination is for cause; while for retirement, death or disability, they may have the original term.

Our DCP provides for full vesting of benefits if there is a change in control or disability, as defined under the plan, or death. Under our Retirement Plan, a participant will immediately receive a lump sum payment of the actuarial value (as specified under the plan) of the participant’s plan benefits if there is a change in control or death. Our DBO Plan provides for (a) distribution of an insurance contract to a participant sufficient to pay the death benefit (if death occurs before age 100); and (b) an additional tax restoration amount sufficient to pay specified taxes caused thereby, if there is a change in control as defined in the plan. We also maintain term life insurance policies that pay benefits upon certain NEOs’ deaths, as described under “Death Benefits.”

The tables below show payments our NEOs may receive assuming various employment termination and change in control scenarios occurred on November 30, 2024, with equity awards valued at the $82.74 closing price of our common stock on that date. The tables reflect that references to “bonuses” in Mr. Mezger’s Employment Agreement, the Executive Severance Plan or the CIC Plan include the amounts in the Summary Compensation Table’s “Non-Equity Incentive Plan Compensation” column.  The amounts shown do not include the value of unexercised stock options reported in the Outstanding Equity Awards at Fiscal Year-End 2024 table, accrued Retirement Plan and DCP amounts reported in the Pension Benefits During Fiscal Year 2024 table and the Non-Qualified Deferred Compensation During Fiscal Year 2024 table (and associated footnotes), respectively, or term life insurance benefits, or generally available employee benefits. In none of the change in control scenarios below would our NEOs receive a tax restoration benefit under the CIC Plan, nor would our CEO receive a tax restoration benefit under his Employment Agreement.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	49

Executive Compensation Potential Payments Upon Termination of Employment or Change in Control

Potential Payments Upon Termination Of Employment Or Change In Control

Post-Employment Payments — Mr. Mezger

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$14,846,822	$—	$20,846,822	$—	$—
Long-term Incentives(a)
Restricted Stock	—	—	4,852,866	—	5,610,351	5,610,351	5,610,351
PSUs	32,608,678	—	43,964,237	—	43,964,237	52,289,647	52,289,647
DBO Plan(b)	—	—	—	1,031,661	1,031,661	1,652,893	—
Health Benefits(c)	—	—	83,695	—	83,695	—	—
Credited Vacation(d)	88,462	88,462	88,462	—	88,462	88,462	88,462
TOTAL	$32,697,140	$88,462	$63,836,082	$1,031,661	$71,625,228	$59,641,353	$57,998,460
(a)	Assumes Mr. Mezger’s 2021 PSUs pay out at 180% of the target value and other PSU grants pay out at 100% of target or prorated target values. Except for death and disability scenarios, assumes (i) Mr. Mezger’s 2024 PSUs have no value as the performance period would not have started by November 30, 2024; and (ii) Mr. Mezger’s termination would be considered a retirement under the applicable award agreements. Therefore, in the voluntary termination scenario, Mr. Mezger would receive full payout of his 2021 PSUs (at 180% of target), two-thirds of his 2022 PSUs and one-third of his 2023 PSUs. Mr. Mezger’s restricted stock awards would immediately vest upon death, disability, and as a result of a qualifying termination in connection with a change in control. In an involuntary termination without cause or termination for good reason, he would vest in those restricted stock awards vesting in the 24 months following his termination.
(b)	Mr. Mezger’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,652,893 ($1,000,000 benefit plus an income tax restoration payment of $652,893) upon his death. The present value of the benefit as of November 30, 2024 is approximately $730,828 based on a 5.13% discount factor and the PRI-2012 Top Quartile Employee and Healthy Annuitant Table (M/F), with the MP-2021 generational projection scales for life expectancy (consistent with mortality tables and rates used for Accounting Standards Codification Topic No. 715, “Compensation — Retirement Benefits” (“ASC 715”) valuations). For the change in control scenarios, the amounts shown are the cash surrender value of the underlying life insurance policy as of November 30, 2024 of $599,911 and an estimated tax restoration payment of $431,750.
(c)	Assumes we make 24 months of contributions for health benefits of approximately $3,487 per month.
(d)	Assumes payout of 160 hours of vacation benefits, which Mr. Mezger is credited with during his employment, regardless of actual vacation time taken.

50	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation Potential Payments Upon Termination of Employment or Change in Control

Post-Employment Payments — Mr. Kaminski

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$5,992,923	$—	$5,853,201	$—	$—
Long-term Incentives(a)
PSUs	9,104,354	—	9,104,354	—	12,233,883	12,384,542	12,384,542
Health Benefits(b)	—	—	63,611	—	—	—	—
TOTAL	$9,104,354	$—	$15,160,888	$—	$18,087,084	$12,384,542	$12,384,542
(a)	The values for Mr. Kaminski’s PSU award-related payouts reflect the same assumptions as described in footnote (a) of Mr. Mezger’s table.
(b)	Assumes we make 24 months of contributions for health benefits of approximately $2,650 per month.

Post-Employment Payments — Mr. McGibney

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$7,200,000	$—	$7,337,080	$—	$—
Long-term Incentives(a)
PSUs	—	—	—	—	17,680,803	21,143,170	21,143,170
Health Benefits(b)	—	—	78,216	—	—	—	—
TOTAL	$—	$—	$7,278,216	$—	$25,017,883	$21,143,170	$21,143,170
(a)	The values for Mr. McGibney’s PSU award-related payouts reflect the same assumptions as described in footnote (a) of Mr. Mezger’s table, except that Mr. McGibney is not currently eligible to retire under the terms of the applicable award agreements.
(b)	Assumes we make 24 months of contributions for health benefits of approximately $3,259 per month.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	51

Executive Compensation Potential Payments Upon Termination of Employment or Change in Control

Post-Employment Payments — Mr. Praw

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$4,862,483	$—	$4,735,261	$—	$—
Long-term Incentives(a)
PSUs	5,843,499	—	5,845,499	—	7,837,436	8,960,073	8,960,073
DBO Plan(b)	—	—	—	1,393,398	1,393,398	2,012,072	—
Health Benefits(c)	—	—	63,611	—	—	—	—
TOTAL	$5,843,499	$—	$10,769,593	$1,393,398	$13,966,095	$10,972,145	$8,960,073
(a)	The values for Mr. Praw’s PSU award-related payouts reflect the same assumptions as described in footnote (a) of Mr. Mezger’s table.
(b)	Mr. Praw’s designated beneficiaries would be entitled to receive an estimated death benefit of $2,012,072 ($1,000,000 benefit plus an income tax restoration payment of $1,012,072) upon his death. The present value of the benefit as of November 30, 2024 is approximately $1,144,957 based on the factors described in footnote (b) of Mr. Mezger’s table. For the change in control scenarios, the amounts shown are the cash surrender value of the underlying life insurance policy as of November 30, 2024 of $659,774 and an estimated tax restoration payment of $733,624.
(c)	Assumes we make 24 months of contributions for health benefits of approximately $2,650 per month.

Post-Employment Payments — Mr. Woram

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$4,607,085	$—	$4,479,863	$—	$—
Long-term Incentives(a)
Restricted Stock	—	—	—	—	352,059	352,059	352,059
PSUs	5,520,654	—	5,520,654	—	7,407,281	8,524,719	8,524,719
Health Benefits(b)	—	—	63,611	—	—	—	—
TOTAL	$5,520,654	$—	$10,191,350	$—	$12,239,203	$8,876,778	$8,876,778
(a)	The values for Mr. Woram’s PSU award-related payouts reflect the same assumptions as described in footnote (a) of Mr. Mezger’s table. Mr. Woram’s restricted stock awards would immediately vest upon death, disability and as a result of a qualifying termination in connection with a change in control.
(b)	Assumes we make 24 months of contributions for health benefits of approximately $2,650 per month.

52	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Advisory Vote to Approve Named Executive Officer Compensation

We believe that our CEO’s and our other NEOs’ 2024 fiscal year compensation was well aligned with our performance and stockholders’ interests, as detailed under “Compensation Discussion and Analysis.” We also believe that the design and implementation of our executive compensation programs reflect our longstanding significant outreach to our stockholders. In turn, our stockholders have generally expressed support through our annual NEO compensation advisory votes. At the 2024 annual meeting, the advisory vote received 81% support, an improvement from the prior year.

As a result, and in accordance with regulations under Section 14A of the Exchange Act, we are seeking an advisory vote from our stockholders to approve our NEOs’ 2024 fiscal year compensation as follows:

RESOLVED, that KB Home stockholders approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and the related narrative discussion.

Responsiveness to Stockholders

The feedback we have received in recent years through our stockholder engagement efforts shaped the following changes in our executive compensation programs, which we believe have helped strengthen the connection between our performance and executive compensation, as described below:

■	Developed with the Compensation Committee and FWC a structured scorecard methodology to guide annual incentive payout determinations.
■	Implemented a limit on the cash payouts for annual incentives to our NEOs.
■	Further reduced the cash payout of the CEO’s annual incentive by allocating a higher portion of his total annual incentive to time-vesting equity in lieu of cash to balance his cash and equity compensation and enhance alignment with stockholder value creation.
■	The CEO’s non-equity incentive payout has been reduced each year since 2021 despite strong company and individual performance, with more emphasis placed on time- and performance-vesting equity awards that align the CEO’s interests with those of our stockholders.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	53

Advisory Vote to Approve Named Executive Officer Compensation Pay for Performance and 2024 Fiscal Year CEO Compensation

Pay for Performance and 2024 Fiscal Year CEO Compensation

We achieved strong total revenues, net income, and diluted earnings per share results, as well as improvement in book value per share, over the period illustrated in the charts below.

Total Revenues ($ in millions)	Net Income ($ in millions)

Diluted Earnings Per Share	Book Value Per Share

54	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Advisory Vote to Approve Named Executive Officer Compensation Pay for Performance and 2024 Fiscal Year CEO Compensation

■	Approximately 93% of our CEO’s 2024 total direct compensation (i.e., value of base salary and annual incentive award, and target value of long-term incentive award), was performance-based. His base salary has remained the same since 2017.
■	While we achieved strong financial and operational performance in 2024, to better balance his cash and equity incentives, and enhance both retention and stockholder value creation, our CEO’s total annual incentive payout was approximately $1.16 million, or 13%, lower than the prior year, with a portion paid in three-year, ratable time-vesting restricted stock in lieu of cash. The $6.3 million portion paid in cash was nearly $1.0 million lower than the prior year, and the $1.5 million restricted stock portion was also less than last year.
■	Our CEO’s long-term incentive award granted in October 2024 was, as in prior years, solely PSUs, with the target award grant value increased from the prior year consistent with a shift in emphasis toward equity incentives, and reflecting peer group and general market data. This award will not fully vest until after our 2027 fiscal year concludes.
■	Our CEO earned his long-term incentive award at 180% of target (as discussed under “2021 PSU Awards”), reflecting our strong performance on the three applicable measures over the performance period that ran from December 1, 2021 to November 30, 2024.
■	Taken together, overall CEO total direct compensation was up a modest 3.4% over the prior year.

Reflecting the nearly 94% support stockholders expressed at our 2023 annual meeting for an annual frequency, we intend to offer this non-binding Say-on-Pay vote at each of our annual meetings. We and the Board welcome our stockholders’ views on our NEOs’ compensation and, as in past years, will carefully consider the outcome of this advisory vote consistent with the best interests of all stockholders. As an advisory vote, it is not intended to have any use or effect for or on behalf of KB Home or its stockholders outside this Annual Meeting except as permitted by the Board.

Voting Standard

This non-binding advisory resolution will be considered approved based on the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on this item.

FOR	Board recommendation: FOR approval of NEO compensation

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	55

Ratify Ernst & Young LLP’s Appointment as Independent Auditor

In January 2025, the Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending November 30, 2025.  This appointment was based on Ernst & Young LLP’s effective performance in 2024 and audit efficiencies from its 34 years of service as our Independent Auditor. The Audit Committee believes this appointment is in our and our stockholders’ best interests. We are seeking stockholder ratification of this appointment.

Voting Standard

The Audit Committee’s appointment of Ernst & Young LLP will be considered ratified based on the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on this item.

FOR	Board recommendation: FOR ratifying Ernst & Young LLP’s appointment

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement. If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will consider whether to retain Ernst & Young LLP, but still may retain the firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment of our independent registered public accounting firm at any time during the year if it determines it would be in our and our stockholders’ best interests to do so.

Independent Auditor Services and Fees

Below are the services provided by Ernst & Young LLP and related fees in each of our last two fiscal years. In 2024 and 2023, Ernst & Young LLP’s audit fees included an annual consolidated financial statement audit, audits of our financial services subsidiary, procedures related to our implementation of an enterprise resource planning system, other information technology systems testing, and an audit of our internal control over financial reporting. Audit-related fees in both years included 401(k) Plan audits and access to certain accounting resources.

	Fiscal Year Ended ($000s)
	2024	2023
Audit Fees	$1,451	$1,453
Audit-Related Fees	55	54
Tax Fees	—	—
All Other Fees	—	—
TOTAL FEES	$1,506	$1,507

56	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Ratify Ernst & Young LLP’s Appointment as Independent Auditor Audit Committee Report

Audit Committee Report

The Audit Committee acts under a written charter to assist the Board in overseeing, among other things, KB Home’s corporate accounting and reporting practices. All Audit Committee members are independent, and four members are considered SEC “audit committee financial experts.” In its role, the Audit Committee, among other activities:

■	conducts at most meetings separate executive sessions with KB Home’s chief financial officer; chief accounting officer; chief legal officer; senior internal audit officer; and Independent Auditor, Ernst & Young LLP, to discuss matters relevant to their respective duties and roles.
■	oversees management’s performance of an annual enterprise risk management assessment and discusses with management identified significant business and operations risks, along with corresponding mitigating factors.
■	periodically reviews with management KB Home’s cybersecurity tools and resources, threat environment, incident reporting procedures, and future plans, with the most recent review conducted in January 2025.
■	annually reviews and approves the internal audit department’s audit plan, which is based on the top risks identified in the annual enterprise risk management assessment, and receives at least quarterly plan status updates.
■	reviews and discusses with management quarterly and annual periodic reports before they are filed with the SEC.
■	receives and discusses quarterly management reports on the structure and testing of KB Home’s system of internal control over financial reporting, and management’s assessment of the system’s effectiveness.
■	receives and discusses reports from the chief legal officer and senior compliance executives on material legal, compliance and ethics matters, and the Independent Auditor on its audit and internal control evaluation activities.

Management is responsible for KB Home’s financial statements, financial reporting process and the adequacy of internal control over financial reporting. The Independent Auditor is responsible for performing an independent audit of such financial statements and internal control over financial reporting and expressing an opinion thereon.

The Audit Committee is responsible for the appointment (with consideration given to stockholder ratification), compensation, engagement terms (including fees), retention (or termination) and oversight of the Independent Auditor’s work. As to the Independent Auditor, the Audit Committee also:

■	annually evaluates the Independent Auditor’s qualifications, independence and effectiveness and conducts an in-depth review at least every five years, the most recent such review having been conducted in July 2023, to determine whether to retain the Independent Auditor or undertake a request-for-proposal process with other accounting firms.
—	in the July 2023 in-depth review, the Audit Committee, in deciding to retain the firm, favorably considered Ernst & Young LLP’s experience and homebuilding industry expertise; technical competence, internal human and technology resources and capabilities; quality, timeliness and candor of communications; cost competitiveness; independence and integrity; objectivity and professional skepticism, as well as the firm’s tenure and associated audit efficiencies.
■	in January 2025, based on its evaluation of Ernst & Young LLP’s 2024 fiscal year financial audit performance, which was presented to the Board, and the firm’s qualities as described above, appointed Ernst & Young LLP as our Independent Auditor for the fiscal year ending November 30, 2025.
■	reviews and discusses with the Independent Auditor the scope and plan of its financial statement and internal control over financial reporting audits; the critical accounting policies and practices in the firm’s audits; and any critical audit matter that is identified in KB Home’s Annual Reports on Form 10-K.

In this context, the Audit Committee reviewed and discussed KB Home’s audited financial statements with management and Ernst & Young LLP. It also discussed with Ernst & Young LLP the matters the Public Company Accounting Oversight Board and the SEC require, including the required disclosures and letter from the firm concerning its independence, and discussed the firm’s independence from KB Home and KB Home’s management.

In reliance on the reviews, reports, activities and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of KB Home’s audited financial statements in KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2024 for filing with the SEC.

The Audit Committee respectfully submits this report.

Dr. Thomas W. Gilligan, Chair
Jose M. Barra
Dorene C. Dominguez
Kevin P. Eltife
Dr. Stuart A. Gabriel

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	57

Annual Meeting Voting Matters and Other Information

Holders of record of 71,447,228 shares of our common stock outstanding as of the close of business on the February 24, 2025 record date are entitled to one vote for each share held at the Annual Meeting.

For stockholders to take action at the Annual Meeting, the holders of a majority of the shares of our common stock outstanding on the record date must be present or represented at the meeting. Abstentions and “broker non-votes” are counted for this purpose. A “broker non-vote” occurs when a broker or financial institution does not receive instructions from a beneficial holder and does not have the discretionary authority to vote on an item of business, which will apply for all Annual Meeting matters other than ratifying our Independent Auditor’s appointment. Therefore, if you are a beneficial owner, you must instruct your broker or financial institution on how you want your shares to be voted on the other items of business in order for your shares to be counted for those items.

Voting Your Shares

Stockholders can vote via the Internet, telephone or mail or in person at the Annual Meeting, as described under “Voting Procedures.” There are no dissenters’ rights or rights of appraisal as to any item to be acted upon at the Annual Meeting. There is no right to cumulative voting.

The Annual Meeting named proxies — Jeffrey T. Mezger and Brian J. Woram, our Executive Vice President and General Counsel (or their duly authorized designees) — will follow submitted proxy voting instructions. They will vote as the Board recommends for any submitted instructions that do not direct how to vote on an item and on any other matters properly presented at the Annual Meeting in their discretion, including a motion to adjourn or postpone all or a portion of the Annual Meeting. We have engaged our transfer agent, Computershare, to count votes and act as an independent inspector of election. William A. (Tony) Richelieu, our Corporate Secretary, will also act as an inspector of election.

Voting Standards

You will find the voting standard for each item of business at the Annual Meeting on the first page on which it is discussed in this Proxy Statement. Approval of any other matter properly presented at the Annual Meeting requires the affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote thereon. Shares that are not present or represented at the Annual Meeting and broker non-votes will not affect the outcome for any items of business at the Annual Meeting. Abstentions will not affect the outcome of the election of directors but will have the effect of an against vote for any other items of business.

Voting Procedures

	Holders of Record	Beneficial Holders	401(k) Plan Participant Holders
How to Vote	If your shares are registered directly with our transfer agent, Computershare, vote via the Internet, telephone or mail following the instructions on your mailed or electronic proxy form.	If an intermediary broker or financial institution holds your shares, vote via the Internet, telephone or mail as instructed on your mailed or electronic voting instruction form.	If you can vote any shares under the 401(k) Plan, vote via the Internet, telephone or mail following the instructions on your mailed or electronic proxy form.
Voting Deadlines	Internet and telephone voting is available until 11:59 p.m. (Eastern Time) on April 16, 2025. Mailed proxy forms must be received before the Annual Meeting polls close.	Your broker, financial institution or other holder of record sets the voting deadlines.	Internet and telephone voting is available until, and mailed proxy forms must be received by, 11:59 p.m. (Eastern Time) on April 15, 2025.
Changing Your Vote	To revoke voting instructions, submit a later vote in person before polls close, or via the Internet, telephone or mail before the above-noted deadlines.	You must contact your broker/ other holder of record to revoke any prior voting instructions.	To revoke voting instructions, submit a later vote in person before polls close, or via the Internet, telephone or mail before the above-noted deadline.

58	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Annual Meeting Voting Matters and Other Information Proxy Solicitation Costs

Proxy Solicitation Costs

We will pay the cost to solicit proxies for the Annual Meeting. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally, in writing or by telephone, facsimile, email or other means for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians, nominees and certain fiduciaries for their reasonable expenses in providing proxy materials to their principals. We have hired Georgeson LLC, a professional soliciting organization, to assist us in soliciting proxies and distributing proxy materials for a fee of $10,500, plus reimbursement of out-of-pocket expenses.

Internet Availability of Proxy Materials

The Annual Meeting proxy materials are being made available primarily via the Internet at www.kbhome.com/investor/proxy in order to speed their delivery to our stockholders, to contain costs and to reduce the impact on the environment. In addition, beginning March 7, 2025, we mailed the Notice of Internet Availability to stockholders, which provides instructions on how to access and view the proxy materials, and to vote via the Internet or telephone. To request a printed copy of our proxy materials, follow the instructions on the notice. Stockholders who previously elected to receive proxy materials electronically will continue to receive them and a notice by e-mail, unless we are told otherwise. Please note that you cannot vote your shares by marking and returning a notice.

Stockholder Proposals for Our 2026 Annual Meeting of Stockholders

To be included in the proxy statement and form of proxy for our 2026 annual meeting, we must receive any stockholder proposal intended to be presented at that meeting no later than November 7, 2025. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act. In addition, per our By-Laws, a stockholder who wishes to nominate a director candidate or bring any other business for consideration at the 2026 annual meeting must provide notice to us no earlier than December 18, 2025 and no later than January 17, 2026. In addition to complying with the terms of the By-Laws and applicable law, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Governance Documents and Public Filings Availability

Our Certificate of Incorporation, By-Laws, Corporate Governance Principles, Board-approved charters for each standing committee and Ethics Policy serve as the foundation of our corporate governance. Each document may be viewed, printed or downloaded at https://investor.kbhome.com/environmental-social-and-governance-esg/governance/default.asp. These documents are also available in print at no charge upon request. The information on our website, including the investor relations section and our annual sustainability reports, is not incorporated by reference into and does not form a part of this Proxy Statement.

Our SEC filings are available on our website at https://investor.kbhome.com/financial-information/sec-filings/.

Communicating with the Board

Any interested party may write to the Board, the Chairman of the Board, the Lead Independent Director or any other director in care of our Corporate Secretary at KB Home, 10990 Wilshire Boulevard, 7th Floor, Los Angeles, CA 90024.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	59

Commitment to Sustainability

Since 2007, we have been a sustainability leader in the homebuilding industry. As a natural extension of our highly customer-centric operating philosophy, our sustainability efforts are focused on benefiting our customers, primarily through helping them lower their long-term costs of homeownership. In doing so, we believe these efforts also distinguish us in important ways from other new home builders and from resale homes, and enable us to contribute positively to the environment and communities in our served markets.

Our Annual Report, and our annual sustainability reports and investor relations website, which are not incorporated in this Proxy Statement or any other SEC filing we make, provide more details on our sustainability programs and objectives. These include our commitment to building energy- and water-efficient homes; our human capital priorities to develop and support a diverse and inclusive workforce; and our broader social contributions. Our most recent sustainability report, published in April 2024 provides more information, including data presented in line with voluntary reporting frameworks. We plan to publish our next sustainability report - our 18th consecutive and longest-running publication of its kind in the homebuilding industry - in April 2025.

Sustainability Governance

Our Board oversees our sustainability efforts as part of our overall business strategy. The Board’s Audit and Compliance Committee assesses environmental sustainability, and its Management Development and Compensation Committee evaluates workforce matters. Two directors, Mr. Collins and Ms. Dominguez are the Board’s liaisons to management on sustainability-related matters. For the past 17 years, our National Advisory Board, a panel of external advisors, has helped shape our sustainability priorities and reporting, as well as our stakeholder engagement approach. Internally, our sustainability initiatives and external stakeholder interactions are directed primarily through two cross-functional teams, one led by our COO and the other by our Senior Vice President, Investor Relations.

Sustainability Focus Areas and Achievements

In our business, we acquire land, develop communities on the land and sell homes in the communities. We engage independent contractors to perform land development and home construction work. We do not operate manufacturing facilities or a vehicle fleet, or package our products. Various local utilities, and their power sources, supply the energy used in community development. Once all homes in a community are delivered, development work ceases and residents use their homes, typically over decades.

Within the foregoing operational context, and as a home’s energy consumption mostly occurs after it is delivered to a customer, we have focused on maximizing our homes’ energy efficiency to the extent possible using advanced, cost-effective products and technology. This direction aligns with our core first-time homebuyers’ long-term affordability needs through potentially lower utility bills. It also helps to minimize our homes’ impact on the environment.

Reflecting our long-standing focus on enhancing the energy efficiency of our homes, in 2008 we became the first national homebuilder to make a broad commitment to building ENERGY STAR® certified homes. ENERGY STAR is a voluntary U.S. Environmental Protection Agency (“EPA”) and U.S. Department of Energy program that seeks to help consumers, businesses and industry save money and protect the environment through the adoption of energy-efficient products and practices. According to the EPA, ENERGY STAR certified new homes achieve on average up to 20% energy-efficiency improvement compared to new homes built to local code, and even more compared to resale homes without certification. In 2024, we achieved the significant milestone of over 200,000 ENERGY STAR certified new homes built, more than any other builder in the nation. By comparison, the EPA estimates that fewer than 12% of new homes nationwide meet ENERGY STAR certification standards.

Beyond our construction of ENERGY STAR certified homes, we assess our progress in this area using the HERS Index, as each HERS Index score point reduction equates to a 1% improvement in energy efficiency relative to a standard new home and potentially produces an average of 0.1 metric tons less GHG emissions (as calculated based on the states in which we operate). In 2020, we set a goal to lower the estimated GHG emissions (metric tons per year) produced through the use of our average home built in 2025 by 0.5 metric tons per year, or 8%, from the estimated 6 metric tons per year average for a KB home built in 2020. Accordingly, our goal was to lower our national average HERS Index score by five points, from 50 for 2020 to 45 for 2025. We achieved a HERS Index score of 45 in 2024, a year earlier than we targeted. For comparison, a typical resale home today has a HERS Index score of 130.

60	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Commitment to Sustainability

As a homebuilder operating in some of the most water-challenged regions of the country, we also prioritize water conservation. We provide water-saving features in our homes that reduce our homeowners’ bills and may help to mitigate strain on local communities’ water resources. As water availability is an important consideration for local governments in approving new-home developments, we believe our leadership in this area has positioned us to effectively address water-related development concerns and help preserve this critical resource. We were the first national homebuilder to join the EPA’s WaterSense® program, which is a voluntary partnership program that is both a label for water-efficient products and a resource for helping conserve water, and have made a commitment to using WaterSense labeled products in our homes. According to the EPA, WaterSense labeled products use at least 20% less water compared to products that are not WaterSense labeled. In 2021, we were also the first national homebuilder to implement the new WaterSense Labeled Homes Program, Version 2, under which homes are to be at least 30% more water efficient than a typical new home. In July 2022, we committed to building WaterSense labeled homes in all our future Arizona, California and Nevada communities.

To date, we have built over 26,000 WaterSense labeled and Water Smart homes, which we believe is more than any other homebuilder, and installed over 1.2 million WaterSense labeled fixtures, collectively helping to save an estimated 2.1 billion gallons of water per year based on calculations derived from WaterSense program and supplier data. This initiative helps homeowners use less water, as well as lower their utility bills, in some of the most drought-affected areas of the country.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	61

ANNEX 1

Corporate Governance Processes and Procedures

This Annex provides additional information about KB Home’s corporate governance.

Director Independence Determinations

We believe that a substantial majority of our directors should be independent. To be independent, the Board must affirmatively determine that a director does not have any direct or indirect material commercial or charitable relationship with us based on all relevant facts and circumstances. The Board makes independence determinations from information supplied by directors, director nominees and other sources, the Nominating Committee’s prior review and recommendation, and certain categorical standards contained in our Corporate Governance Principles that are consistent with NYSE listing standards. The Board determined that all directors who served in 2024 and all director nominees are independent, other than Mr. Mezger.

In making its independence determinations, the Board found that the following directors’ independence was not impaired by, and each did not have a direct or indirect material interest in, the following: Mr. Barra with respect to purchases we made in our 2024 fiscal year (both before and after Mr. Barra left his position at that company in October 2024) at standard prices at The Home Depot, Inc. retail stores of certain appliances, equipment, supplies and other items for use in our business, totaling less than $1.0 million; Ms. Dominguez with respect to our corporate office lease with a subsidiary of Douglas Emmett, Inc., where she serves as a non-employee director, or by our making a $25,000 donation to The Dominguez Dream, a nonprofit organization for which Ms. Dominguez serves as Chairwoman; and Mr. Weaver with respect to certain of our divisions’ payments to Cox Communications, a division of Cox Enterprises, Inc., where he serves as a non-employee director, for standard Internet and telephone service where Cox is the provider in the relevant local area, or our receiving certain marketing-related payments from Cox.

The Board also determined that each Compensation Committee member is a “non-employee director” under SEC rules and an “outside director” under Section 162(m) of the Code.

Related Party Transactions

The Nominating Committee reviews any transactions, arrangements or relationships in which we participate and in which a director, director nominee, executive officer or beneficial owner of five percent or more of our common stock (or, in each case, an immediate family member) had or will have a direct or indirect material interest (a “Related Party Transaction”). Covered individuals and stockholders are expected to inform our Corporate Secretary of any Related Party Transactions, and we collect information from our directors, director nominees and executive officers so that we can review our records for any such transactions.

Per the policies and procedures set forth in its Charter, the Nominating Committee will approve a Related Party Transaction if, based on a review of all material facts and feasible alternatives, it deems the transaction to be in our and our stockholders’ best interests. In addition, specified categories of transactions set forth in the Nominating Committee’s Charter are deemed pre-approved, including those in which the total amount involved is less than or equal to $120,000; and those that would not (a) need to be reported under federal securities laws, (b) be deemed to impair a director’s independence or (c) be deemed to be a conflict of interest.

In 2000, the Compensation Committee approved an incentive program under which certain executives were granted minority interests in limited liability companies through which we made strategic e-commerce investments in technology businesses in the late-1990s. The program is described in the Proxy Statement for our 2001 Annual Meeting of Stockholders. The executives vested in their ownership interests three years later if they remained employed with us for that period and, as owners, are entitled to share in each limited liability company’s net income and gains, if any. Only one of the investee companies, in which the relevant limited liability company had an approximately 13.0% ownership interest, developed a viable business. On March 1, 2024, shortly after the distribution of certain assets through a taxable dividend, this investee company was acquired by a privately held buyer for cash and equity consideration. As a result, according to their respective interests in the relevant limited liability company, the vested executives, many of whom are no longer employees, became entitled to receive an allocated cash distribution from the transaction proceeds, including any later distributions from the sale transaction-related escrows, and recognized taxable gains attributable to the sale transaction consideration and pre-sale asset dividend. This includes Mr. Mezger, who has a 3.3% interest in the relevant limited liability company and was allocated a $129,162 cash distribution in February 2025 and recognized $439,161 in taxable gains, and Mr. Praw, who has a 1.65% interest in the relevant limited liability company and was allocated a $64,581 cash distribution in February 2025 and recognized $219,579 in taxable gains.

62	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Annex 1 Corporate Governance Processes and Procedures Director Qualifications and Nominations

Director Qualifications and Nominations

The Nominating Committee evaluates and recommends individuals for election to the Board at its meetings and at any point during the year. Current directors may nominate individuals, and the Nominating Committee has retained professional search firms from time to time to assist with director recruitment. Among other factors, the Nominating Committee takes into consideration the attributes listed in our Corporate Governance Principles and diversity as described under “Board Experience and Skills.” There is no formal policy as to how diversity is applied, and an individual’s background and experience, while important, do not necessarily outweigh any other factors.

Security holders may propose director nominees by following the procedures in our By-Laws, which require, among other things, timely advance written notice to our Corporate Secretary of any potential nominee that contains specified information about the nominee and the nominating security holder. Director nominees proposed by security holders in accordance with the procedures in our By-Laws are considered in the same manner as any other potential nominees.

Board Evaluation Process

In October 2024 and January 2025, the Board and each committee conducted an annual evaluation of their respective performance as part of their regular meetings. Their discussions were guided by a set of subjects the Nominating Committee approved in July 2024. The subjects included, among others: Board/committee structure, composition, diversity, skills, meeting processes, interaction with management, and the performance of the Board Chairman/committee chair and the Lead Independent Director. Each committee reported on the results of its own assessment to the Board.

Audit Fee Pre-Approval Policy; Audit Committee Designation

The Audit Committee has established a policy that requires it to pre-approve all services our Independent Auditor provides to us, including audit, audit-related, tax and other permitted non-audit services. In certain circumstances under the policy, our chief accounting officer (or a functional equivalent) can authorize the firm to perform services, and the Audit Committee Chair can pre-approve services up to a specific per-engagement fee limit. The Audit Committee Chair must report to the Audit Committee any such pre-approvals granted.

The Audit Committee approved all services Ernst & Young LLP provided in 2024 and 2023 and the corresponding fees (as shown in the table under “Independent Auditor Services and Fees”) in accordance with this policy.

The Audit Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Exchange Act.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	63

ANNEX 2

Reconciliation of Non-GAAP Financial Measures

This Proxy Statement contains information regarding Adjusted Pretax Income, Adjusted Net Income and Adjusted Earnings Per Share, all of which are financial measures that are not calculated in accordance with GAAP. We believe these non-GAAP financial measures are relevant and useful for purposes of this Proxy Statement to understand our 2024 fiscal year performance generally and in relation to the annual incentive payouts the Compensation Committee approved for our NEOs, as described under “2024 Annual Incentives,” and how the 2021 PSU performance measures of AEPS and AROIC were determined, as described under “Long-Term Incentives.” However, because Adjusted Pretax Income, Adjusted Net Income and Adjusted Earnings Per Share are not calculated in accordance with GAAP, these financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to measures prescribed by GAAP. Also, we do not necessarily use these specific financial measures to make business decisions or in other investor communications about our results of operations. Rather, these financial measures should be used to supplement the most directly comparable GAAP financial measures in order to provide a greater understanding of our performance solely with respect to the 2024 fiscal year annual incentives and 2021 PSU payouts to our NEOs.

The table below reconciles our total pretax income calculated in accordance with GAAP to the non-GAAP measure of Adjusted Pretax Income used in the computation of the 2024 fiscal year annual incentives (in thousands):

For the Fiscal Year Ended November 30, 2024
Total pretax income	$850,918
Add: Incentive compensation expense	86,075
ADJUSTED PRETAX INCOME	$936,993

Adjusted Pretax Income is a non-GAAP financial measure, which is calculated as our total pretax income excluding certain compensation expense and certain inventory-related charges. There were no inventory-related charges that impacted the calculation for 2024. For Adjusted Pretax Income, the most directly comparable GAAP financial measure is pretax income.

The tables below reconcile our net income and diluted earnings per share calculated in accordance with GAAP to the non-GAAP measures of Adjusted Net Income and Adjusted Earnings Per Share used in the computation of the AEPS and AROIC performance measures for the 2021 PSU payouts to our NEOs ($ in thousands, except per share amounts):

	For the Fiscal Years Ended November 30,
	2024	2023	2022
Total pretax income	$850,918	$771,277	$1,072,066
Income tax expense	(195,900)	(181,100)	(255,400)
NET INCOME	$655,018	$590,177	$816,666
DILUTED EARNINGS PER SHARE	$8.45	$7.03	$9.09

64	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

Annex 2 Reconciliation of Non-GAAP Financial Measures

	For the Fiscal Years Ended November 30,
	2024	2023	2022
Net income	$655,018	$590,177	$816,666
Adjustments (a): Certain inventory-related charges	—	11,424	25,542
Income tax impact (b)	—	(2,700)	(6,100)
ADJUSTED NET INCOME	$655,018	$598,901	$836,108
ADJUSTED EARNINGS PER SHARE (AEPS)	$8.45	$7.18	$9.36
(a)	There were no pre-specified categories of compensation expense or other extraordinary items approved by the Compensation Committee in 2024, 2023 or 2022 that impacted the calculation for those years.
(b)	Represents the total adjustments to net income multiplied by our effective tax rate, which was 23.0% for 2024, 23.5% for 2023 and 23.8% for 2022.

	For the Fiscal Years Ended November 30,
	2024	2023	2022
ADJUSTED NET INCOME	$655,018	$598,901	$836,108
Average notes payable	$1,690,789	$1,764,205	$1,761,769
Average stockholders’ equity	3,935,378	3,735,468	3,340,135
AVERAGE INVESTED CAPITAL	$5,626,167	$5,499,673	$5,101,904
ADJUSTED RETURN ON INVESTED CAPITAL (AROIC)	11.6%	10.9%	16.4%

Adjusted Net Income is a non-GAAP financial measure, which is calculated as our net income excluding pre-specified categories of compensation expense; certain inventory-related charges; and other extraordinary items approved by the Compensation Committee, and the applicable income tax impact of these items for the period. AEPS is calculated based on Adjusted Net Income. AROIC is calculated as Adjusted Net Income divided by average invested capital (average notes payable and stockholders’ equity for the beginning and end of the applicable year). For Adjusted Net Income and AEPS, the most directly comparable GAAP financial measures are net income and diluted earnings per share, respectively.

KB Home 2025 Annual Meeting of Stockholders and Proxy Statement	65

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Proxy Statement and accompanying materials, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“Act”). Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “hope,” and similar expressions constitute forward-looking statements. In addition, any statements concerning our anticipated or projected financial or operating performance (including without limitation as to revenues, community count, homes delivered, net orders, selling prices, sales pace per new community, expenses, expense ratios, housing gross profits, housing gross profit margins, earnings or earnings per share, book value per share, or growth or growth rates); market conditions; mortgage or other interest rates and other economic conditions; our ongoing business strategies or prospects, including those relating to land acquisition and development investments, expanding our scale and returns, building our brand, and our sustainability-related programs and goals or targets; customer satisfaction levels on an absolute or relative basis to other homebuilders; our executive compensation program; dividends and changes in dividend levels; our cash generation and liquidity; the value of our backlog (including amounts that we expect to realize upon delivery of homes included in our backlog and the timing of those deliveries); the value of our net orders; share or other security issuances or repurchases; whether and to what extent we return capital to stockholders, if at all; debt issuances, repurchases or redemptions; and other possible actions in these or other areas of our business are also forward-looking statements under the Act. Forward-looking statements are based on our expectations and projections about future events at the time made and are subject to risks, uncertainties, and assumptions about our operations, economic and market factors, and the homebuilding industry, among other things, including events outside our control. These statements are not guarantees of future performance or outcomes, and we have no specific policy or intention to update these statements. If we update or revise any such statement(s), no assumption should be made that we will further update or review that statement(s) or update or revise any other such statement(s). In addition, forward-looking and other statements in this Proxy Statement and accompanying materials may be based in whole or in part on general observations of our management, limited or anecdotal evidence and/or business or industry experience without in-depth or any particular empirical investigation, inquiry or analysis. Actual events and results may differ materially from those expressed, forecasted or implied in forward-looking statements due to a number of factors, including, without limitation, economic and business conditions; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning; and if we can successfully implement our business and capital allocation strategies and achieve any associated financial and operational objectives. Please see our periodic reports and other filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report, for a further discussion of the risks, uncertainties and other factors applicable to our business.

66	KB Home 2025 Annual Meeting of Stockholders and Proxy Statement

kb HOME®

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2025 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Jose M. Barra	☐	☐	☐	02 - Arthur R. Collins	☐	☐	☐	03 - Dorene C. Dominguez	☐	☐	☐
04 - Kevin P. Eltife	☐	☐	☐	05 - Dr. Stuart A. Gabriel	☐	☐	☐	06 - Dr. Thomas W. Gilligan	☐	☐	☐
07 - Cheryl J. Henry	☐	☐	☐	08 - Jodeen A. Kozlak	☐	☐	☐	09 - Jeffrey T. Mezger	☐	☐	☐
10 - James C. Weaver	☐	☐	☐								

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 P C F

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KB HOME ANNUAL MEETING OF STOCKHOLDERS
APRIL 17, 2025

Dear Fellow Stockholder:

Your vote and investment in KB Home are very important and appreciated. We encourage you to vote via the Internet or telephone as described on the reverse side of this card. If you prefer to vote via mail, please complete and return this card as quickly as possible to ensure it is tabulated for the meeting.

Thank you for your continued support of KB Home.

Sincerely,

Jeffrey T. Mezger
Chairman and Chief Executive Officer

The KB Home 2025 Annual Meeting of Stockholders will be held on Thursday, April 17, 2025, at 9:00 A.M. Pacific Time virtually via the Internet at https://meetnow.global/MRP2C6W.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the 2025 Annual Meeting of Stockholders. Materials are available at: www.kbhome.com/investor/proxy

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/KBH

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy - KB Home

Proxy/Voting Instructions for Annual Meeting of Stockholders — April 17, 2025

This Proxy is solicited by the Board of Directors

Receipt of proxy materials for the above Annual Meeting of Stockholders is acknowledged. The undersigned hereby constitutes and appoints Jeffrey T. Mezger and Brian J. Woram, and each of them, as attorney, agent and proxy of the undersigned, each with the power to act without the other and with full power of substitution, and authorizes each of them to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of KB Home (“Company”) of which the undersigned would be entitled to direct the vote if personally present at the 2025 Annual Meeting of Stockholders of the Company to be held on April 17, 2025, and at any and all adjournments or postponements thereof (“Meeting”), as instructed on the reverse side of this form or, if no instruction is given, “FOR” the election of each director nominee, “FOR” Item 2 and “FOR” Item 3, and in each such proxyholder’s discretion upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

If shares of the Company’s Common Stock are held on behalf of the undersigned under the KB Home 401(k) Savings Plan (“Plan”), this form serves to provide confidential voting instructions to the Trustee that votes the shares of the Plan as to any and all such shares as to which the undersigned had the right to give voting instructions on February 24, 2025 to vote as instructed on the reverse side of this form or, if no instruction is given, “FOR” the election of each director nominee, “FOR” Item 2 and “FOR” Item 3, and in the discretion of each of the above-named proxies upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

PLEASE MARK, DATE AND SIGN THIS FORM AND RETURN IT PROMPTLY, OR USE THE INTERNET OR TELEPHONE OPTIONS DESCRIBED ON THE REVERSE SIDE OF THIS FORM. VOTING INSTRUCTIONS IN RESPECT OF SHARES OF THE COMPANY’S COMMON STOCK REGISTERED WITH KB HOME’S TRANSFER AGENT MUST BE RECEIVED ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 16, 2025 TO BE COUNTED.

VOTING INSTRUCTIONS TO THE TRUSTEE IN RESPECT OF PLAN SHARES, HOWEVER, MUST BE RECEIVED BY THE TRUSTEE ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 15, 2025 TO BE COUNTED. IF YOU DO NOT PROVIDE VOTING INSTRUCTIONS TO THE PLAN TRUSTEE, YOUR PLAN SHARES, IF ANY, WILL NOT BE VOTED.

(Items to be voted appear on reverse side)

C **Non-Voting Items**

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